Exhibit 10.4
Loan No. 76-0039748

GENERAL ELECTRIC CAPITAL CORPORATION
(Lender)
to
BARLOW ENTERPRISES LLC
(Borrower)
and
5454 WISCONSIN, INC.
(Guarantor)

LOAN AGREEMENT

Dated as of: July 15, 2005
Property Location: Chevy Chase, Maryland
DOCUMENT PREPARED BY:
Andrews Kurth LLP
1717 Main Street, Suite 3700
Dallas, Texas 75201
Attention: Charles T. Marshall, Esq.

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LIST OF EXHIBITS AND SCHEDULES

EXHIBIT A	LEGAL DESCRIPTION OF PROJECT
SCHEDULE I	YIELD MAINTENANCE
SCHEDULE II	DEFEASANCE

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LOAN AGREEMENT
     This Loan Agreement (this “Agreement”) is entered into as of July ___, 2005, between GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (“Lender”), BARLOW ENTERPRISES LLC, a Delaware limited liability company, whose organization number is 3975991 (“Borrower”), and 5454 WISCONSIN, INC., a Maryland corporation, whose organization number is D05395199 (“Guarantor”).
ARTICLE 1
DEFINITIONS
     Section 1.1 Certain Definitions. As used herein, the following terms have the meanings indicated:
     “Adjusted Operating Expenses” means Operating Expenses as reasonably determined and adjusted by Lender in accordance with its then current audit policies and procedures.
     “Adjusted Operating Revenues” means Operating Revenues as reasonably determined and adjusted by Lender in accordance with its then current audit policies and procedures.
     “Affiliate” means (a) any corporation in which Borrower or any partner, shareholder, director, officer, member, or manager of Borrower directly or indirectly owns or controls more than ten percent (10%) of the beneficial interest, (b) any partnership, joint venture or limited liability company in which Borrower or any partner, shareholder, director, officer, member, or manager of Borrower is a partner, joint venturer or member, (c) any trust in which Borrower or any partner, shareholder, director, officer, member or manager of Borrower is a trustee or beneficiary, (d) any entity of any type which is directly or indirectly owned or controlled by Borrower or any partner, shareholder, director, officer, member or manager of Borrower, (e) any partner, shareholder, director, officer, member, manager or employee of Borrower, (f) any Person related by birth, adoption or marriage to any partner, shareholder, director, officer, member, manager, or employee of Borrower, or (g) any Borrower Party.
     “Agreement” means this Loan Agreement, as amended from time to time.
     “Assignment of Leases and Rents” means the Indemnity Assignment of Leases and Rents, executed by Guarantor for the benefit of Lender, and pertaining to leases of space in the Project.
     “Award” has the meaning assigned in Section 3.3.
     “Bankruptcy Party” has the meaning assigned in Section 9.7.
     “Borrower Parties” collectively means Guarantor and Borrower, who are individually, a “Borrower Party.”

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     “Business Day” means a day other than a Saturday, a Sunday, or a legal holiday on which national banks located in the State of New York are not open for general banking business.
     “Casualty” has the meaning assigned in Section 3.2.
     “Closing Date” means the date the Loan is funded by Lender.
     “Commitment” means the commitment letter, if any, issued by Lender and accepted by Borrower.
     “Condemnation” has the meaning assigned in Section 3.3.
     “Contract Rate” has the meaning assigned in Section 2.2.
     “Debt” means, for any Person, without duplication: (a) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or its assets is liable, (b) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which such Person would be liable, if such amounts were advanced under the credit facility, (c) all amounts required to be paid by such Person as a guaranteed payment to partners or a preferred or special dividend, including any mandatory redemption of shares or interests, (d) all indebtedness guaranteed by such Person, directly or indirectly, (e) all obligations under leases that constitute capital leases for which such Person is liable, and (f) all obligations of such Person under swaps, caps, floors, collars and other hedge agreements, in each case whether such Person is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss.
     “Debt Service” means, for any period, the aggregate interest and scheduled fixed principal payments due under the Loan (other than any principal payments due on the Maturity Date), and on any other outstanding permitted Debt relating to the Project approved by Lender for the period of time for which calculated. The foregoing calculation shall exclude payments applied to escrows or reserves required by Lender.
     “Debt Service Coverage” means, for the period of time for which calculation is being made, the ratio of Net Operating Income to Debt Service.
     “Default Rate” means the lesser of (a) the maximum rate of interest allowed by applicable law, and (b) five percent (5%) per annum in excess of the Contract Rate.
     “Defeasance Option” has the meaning assigned in Section 2.3(c).
     “Environmental Laws” has the meaning assigned in Section 4.1(a).
     “ERISA” has the meaning assigned in Section 6.8.
     “Event of Default” has the meaning assigned in Article 9.

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     “Funds” means the Net Cash Flow Escrow (as defined in Section 2.4(a)).
     “Guarantor” means 5454 Wisconsin Inc., a Maryland corporation, and the sole member of Borrower.
     “Guaranty” means that certain Guaranty executed by Guarantor in favor of Lender guaranteeing Borrower’s obligations under the Loan Documents.
     “Hazardous Materials” has the meaning assigned in Section 4.1(b).
     “Independent Director” has the meaning assigned in Section 6.14(p).
     “Insurance Premiums” has the meaning assigned in Section 3.1(c).
     “JPMCB Entity” means (i) J.P. Morgan Investment Management Inc. (“JPMIM”) and its successors by merger, consolidation or in connection with the sale of all or substantially all of its assets, (ii) JPMorgan Chase Bank, N.A. (“JPM”) and its successors by merger, consolidation or in connection with the sale of all or substantially all of its assets, (iii) any pension fund or collective investment fund containing pension funds, separate accounts or other investors for which JPMIM (or its successors by merger, consolidation or in connection with the sale of all or substantially all of its assets) or JPM (or its successors by merger, consolidation or in connection with the sale of all or substantially all of its assets) is the trustee, agent, or investment advisor.
     “Letter of Credit” has the meaning assigned in Section 8.13.
     “Lien” means any interest, or claim thereof, in the Project securing an obligation owed to, or a claim by, any Person other than the owner of the Project, whether such interest is based on common law, statute or contract, including the lien, or security interest arising from a deed of trust, mortgage, assignment, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term “Lien” shall include reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting the Project.
     “Loan” means the loan made by Lender to Borrower under this Agreement and all other amounts secured by the Loan Documents.
     “Loan Documents” means: (a) this Agreement, (b) the Note, (c) the Mortgage, (d) the Assignment of Leases and Rents, (e) the Guaranty, (f) Uniform Commercial Code financing statements, (g) such assignments of management agreements, contracts and other rights as may be required under the Commitment or otherwise requested by Lender, (h) all other documents evidencing, securing, governing or otherwise pertaining to the Loan, and (i) all amendments, modifications, renewals, substitutions and replacements of any of the foregoing; provided however, in no event shall the term “Loan Documents” include that certain Hazardous Materials Indemnity Agreement (the “Environmental Indemnity Agreement”) dated the date hereof in favor of Lender.

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     “Loan Year” means (a) for the first Loan Year, the period between the date hereof and one calendar year from the last day of the month in which the Closing Date occurs (unless the Closing Date is on the first day of a month, in which case the first Loan Year shall commence on such Closing Date and end one calendar year from the last day of the month immediately preceding the Closing Date) and (b) each consecutive twelve month calendar period after the first Loan Year until the Maturity Date.
     “Lockbox Account” shall have the meaning set forth in Section 2.5.
     “Lockbox Agreement” means the Lockbox Agreement of even date herewith between Borrower and Lender.
     “Maturity Date” means, as applicable, the earlier of (a) August 1, 2012, or (b) any earlier date on which the entire Loan is required to be paid in full, by acceleration or otherwise, under this Agreement or any of the other Loan Documents.
     “Mortgage” means the Indemnity Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing, executed by Guarantor in favor of Lender, covering the Project and securing Guarantor’s obligations under the Guaranty.
     “Net Cash Flow” has the meaning assigned in Section 2.5.
     “Net Operating Income” means, for any period, the amount by which Adjusted Operating Revenues exceed Adjusted Operating Expenses for such period.
     “Note” means the Promissory Note of even date herewith, in the stated principal amount of $61,750,000.00, executed by Borrower, and payable to the order of Lender in evidence of the Loan.
     “O&M Program” has the meaning assigned in Section 4.3(d).
     “Operating Expenses” means, for any period, all expenses of operating the Project in the ordinary course of business which are paid in cash by Borrower and which are directly associated with and fairly allocable to the Project for the applicable period, including ad valorem real estate taxes and assessments, insurance premiums, maintenance costs, management fees and costs not to exceed four percent (4%) of Operating Revenues, wages, salaries, and personnel expenses, but excluding (i) Debt Service, (ii) capital expenditures, (iii) capital reserves, (iv) any of the foregoing expenses which are paid from deposits to cash reserves previously included as Operating Expenses, (v) any payment or expense for which Borrower was or is to be reimbursed from proceeds of the Loan or insurance or by any third party, (vi) any non-cash charges such as depreciation and amortization, (vii) any costs incurred by Borrower in connection with obtaining the Loan or recording or filing any documents required by this Agreement, and tenant improvement costs or allowances, brokerage commissions, and (viii) other amounts expended in connection with leasing or re-leasing the Project or any part thereof. Any management fee or other expense payable to Borrower or to an Affiliate of Borrower shall be included as an Operating Expense only to the extent that such fee or other expense does not exceed 4% of Operating Revenues, unless Borrower has otherwise obtained Lender’s prior approval. Operating Expenses shall not include federal, state or local income taxes or legal and other professional fees unrelated to the operation of the Project. Payments in respect to real estate taxes and insurance premiums may be allocated ratably over the period covered by the payment in question.

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     “Operating Revenues” means, for any period in question, all cash receipts and other revenues of Borrower from the operation of the Project or otherwise arising in respect of the Project after the date hereof which are properly allocable to the Project for the applicable period, including receipts (including rent, additional rent, percentage rent (if applicable), and payments for taxes and operating expenses to the extent not otherwise included in additional rent) from leases, licenses, parking agreements and signage agreements (if any), concession fees and charges and other miscellaneous operating revenues, proceeds from rental or business interruption insurance, withdrawals from cash reserves (except to the extent any operating expenses paid therewith are excluded from Operating Expenses), but excluding security deposits and earnest money deposits until they are forfeited by the depositor, advance rentals until they are earned, and proceeds from a sale or other disposition.
     “Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, trustee, estate, limited liability company, unincorporated organization, real estate investment trust, government or any agency or political subdivision thereof, or any other form of entity.
     “Potential Default” means the occurrence of any event or condition which, with the giving of notice, the passage of time, or both, would constitute an Event of Default.
     “Prepayment/Defeasance Lockout Period” means the period commencing on the Closing Date and continuing through and including the earlier to occur of (x) two (2) years after the sale of the Loan in a Secondary Market Transaction or (y) the third (3rd) anniversary of the Closing Date.
     “Project” means The Barlow Building, located at 5454 Wisconsin Avenue, Chevy Chase, Maryland, and all related facilities, amenities, fixtures, and personal property owned by Borrower and any improvements now or hereafter located on the real property described in Exhibit A.
     “Rating Agencies” means each of Standard & Poor’s Ratings Group, a division of McGraw-Hill, Inc., Moody’s Investors Service, Inc., and Fitch, Inc., or any other nationally-recognized statistical rating agency which has been approved by Lender.
     “Replacement and Rollover Escrow Letter of Credit” has the meaning assigned in Section 2.5.
     “Required Repairs” has the meaning assigned in Section 2.4.
     “Secondary Market Transaction” has the meaning assigned in Section 8.11.

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     “Single Purpose Entity” shall mean a Person (other than an individual, a government or any agency or political subdivision thereof), which exists solely for the purpose of owning the Project, observes corporate, company or partnership formalities, as applicable, independent of any other entity, and which otherwise complies with the covenants set forth in Section 6.14 hereof.
     “Site Assessment” means an environmental engineering report for the Project prepared at Borrower’s expense by an engineer engaged by Borrower, or Lender on behalf of Borrower, and approved by Lender, and in a manner reasonably satisfactory to Lender, based upon an investigation relating to and making appropriate inquiries concerning the existence of Hazardous Materials on or about the Project, and the past or present discharge, disposal, release or escape of any such substances, all consistent with ASTM Standard E1527-93 (or any successor thereto published by ASTM) and good customary and commercial practice.
     “SPC Party” has the meaning assigned in Section 6.14(o).
     “State” means the State of Maryland.
     “Tax and Insurance Escrow Fund” has the meaning assigned in Section 3.4.
     “Tax and Insurance Escrow Letter of Credit” has the meaning assigned in Section 2.5.
     “Taxes” has the meaning assigned in Section 8.2.
     “Trigger Event” means the Debt Service Coverage for the Project falls below 1.15:1 for three (3) consecutive calendar quarters as reasonably determined by Lender.
     “Trigger Event Cure” has the meaning assigned in Section 2.5.
     “Working Capital Reserve Account” has the meaning assigned in Section 2.4(d).
     “Yield Maintenance Amount” has the meaning assigned (i) in Schedule I with respect to a prepayment of the Loan and (ii) in Schedule II with respect to a defeasance of the Loan.
ARTICLE 2
LOAN TERMS
     Section 2.1 The Loan. Upon satisfaction of all the terms and conditions set forth in the Commitment, Lender agrees to make a Loan of SIXTY-ONE MILLION SEVEN HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($61,750,000.00) to the Borrower, which shall be funded in one advance and repaid in accordance with the terms of this Agreement and the Note. Borrower hereby agrees to accept the Loan on the Closing Date, subject to and upon the terms and conditions set forth herein.

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     Section 2.2 Interest Rate; Late Charge. The outstanding principal balance of the Loan shall bear interest at a rate of interest equal to five and four hundredths percent (5.04%) per annum (the “Contract Rate”). Interest at the Contract Rate shall be computed on the basis of a fraction, the denominator of which is three hundred sixty (360) days and the numerator of which is the actual number of days elapsed from the date of the initial disbursement under the Loan or the date of the preceding interest installment due date, as the case may be, to but not including, the date of the next interest installment due date or the Maturity Date whichever is next to occur. If Borrower fails to pay any installment of interest or principal within seven (7) days after the date on which the same is due other than the payment of principal due on the Maturity Date, Borrower shall pay to Lender a late charge on such past-due amount, as liquidated damages and not as a penalty, equal to five percent (5%) of such past-due amount, but not in excess of the maximum amount of interest allowed by applicable law. While any Event of Default exists, the Loan shall bear interest at the Default Rate.
Section 2.3 Terms of Payment. The Loan shall be payable as follows:
     (a) Interest. On the date hereof, Borrower shall pay interest only representing interest accrued from the date hereof through the last day of the current month computed at the Contract Rate. Thereafter, commencing on September 1, 2005, Borrower shall pay interest only in arrears on the first day of each month (each a “Monthly Payment Date”) computed at the Contract Rate until the Maturity Date.
     (b) Maturity. On the Maturity Date, Borrower shall pay to Lender all outstanding principal, accrued and unpaid interest, default interest, late charges and any and all other amounts due under the Loan Documents.
     (c) Prepayment/Defeasance.
(i)	The Loan is closed to prepayment in whole or in part during the Prepayment/Defeasance Lockout Period. Thereafter, upon not less than thirty (30) days’ prior written notice to Lender, Borrower may prepay the Loan, in whole but not in part, on any scheduled monthly payment date and upon payment of: (x) all amounts outstanding under the Loan Documents; and (y) a prepayment premium equal to the greater of (A) one percent (1%) of the outstanding principal balance of the Loan or (B) the Yield Maintenance Amount (except that no such prepayment premium shall be due or payable if the Loan is repaid on or after the sixtieth (60th) monthly installment of interest (which for purposes of this provision, shall not include the payment of interest on the Closing Date) due hereunder.

(ii)	Provided no Event of Default exists, following the Prepayment/ Defeasance Lockout Period, Borrower may obtain the release of the Project from the lien of the Mortgage in accordance with the terms and provisions of Schedule II attached hereto (the “Defeasance Option”).

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(iii)	If the Loan is accelerated for any reason other than casualty or condemnation, and the Loan is otherwise closed to prepayment, Borrower shall pay, in addition to all other amounts outstanding under the Loan Documents, a prepayment premium equal to the sum of (i) the Yield Maintenance Amount, if any, that would be required under the Defeasance Option and (ii) five percent (5%) of the outstanding principal balance of the Loan. If for any reason the Loan is prepaid on a day other than a Monthly Payment Date, the Borrower shall pay, in addition to the principal, interest and premium, if any, required under this Section, an amount equal to the interest that would have accrued on the Loan at the Contract Rate from the date of prepayment to the next Monthly Payment Date. In the event of a prepayment resulting from Lender’s application of insurance or condemnation proceeds pursuant to Article 3 hereof, no prepayment penalty or premium or the requirement to defease the Loan shall be imposed.
     Section 2.4 Security; Establishment of Funds.
     (a) The Guaranty shall be secured by the Mortgage creating a first lien on the Project, the Assignment of Leases and Rents and the other Loan Documents. Borrower agrees to establish the following reserves with Lender, to be held by Lender as further security for the Loan:
(i)	Although no escrow is required therefor, Borrower (i) shall complete the repairs set forth in Schedule III (the “Required Repairs”) on or before twelve (12) months following the Closing Date and (ii) if at any future time improvements are required to be made to the Project to remain compliant with the Americans with Disabilities Act or similar statutes, including without limitation, installation of levered hardware on common area doors, fit out of additional restrooms as may be required by the local jurisdiction for accessibility, and provision of three additional parking spaces on P3 level, shall promptly perform the necessary improvements; and

(ii)	Upon the occurrence and during the continuance of a Trigger Event after the first Loan Year, Borrower shall either (x) deliver to Lender the Replacement and Rollover Escrow Letter of Credit or (y) Lender shall deposit all Net Cash Flow each calendar month into an account with Lender which shall be held by Lender for payment of Operating Expenses, capital improvements to the Project, lease commissions, tenant improvement allowances, and other Project-related expenses, provided that such sums are incurred in accordance with the Budget (the “Net Cash Flow Escrow”). Upon a Trigger Event Cure, provided no Event of Default exists, the proceeds in the Net Cash Flow Escrow shall be returned to Borrower.

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     (b) Pledge and Disbursement of Funds. Borrower hereby pledges to Lender, and grants a security interest in, any and all monies now or hereafter deposited in the Funds as additional security for the payment of the Loan. Lender shall make disbursements from the Funds as requested by Borrower, and approved by Lender in its reasonable discretion, on a monthly basis in amounts of no less than $2,500.00 upon delivery by Borrower of Lender’s standard form of draw request accompanied by copies of paid or unpaid invoices for the amounts requested and, if required by Lender, conditional lien waivers and releases from all parties furnishing materials and/or services in connection with the requested payment. Lender may require an inspection of the Project at Borrower’s expense prior to making a monthly disbursement in order to verify completion of replacements and repairs for which reimbursement is sought. The Funds shall be held in Lender’s name and may be commingled with Lender’s own funds at financial institutions selected by Lender in its reasonable discretion. Upon the occurrence of an Event of Default, Lender may apply any sums then present in the Funds to the payment of the Loan in any order in its reasonable discretion. Until expended or applied as above provided, the Funds shall constitute additional security for the Loan. Lender shall have no obligation to release any of the Funds while any Event of Default or Potential Default exists. All reasonable out-of-pocket costs and expenses incurred by Lender in the disbursement of any of the Funds shall be paid by Borrower promptly upon demand or, at Lender’s sole discretion, deducted from the Funds.
     (c) Interest Payable by Lender. Lender shall cause all monies on deposit in the Funds to be deposited into interest bearing accounts of the type customarily maintained by Lender or its servicing agent for the investment of (and may be commingled with) similar reserves, which accounts may not yield the highest interest rate then available. The Funds shall be held in an account in Lender’s name (or such other account name as Lender may elect) at a financial institution or other depository selected by Lender (or its servicer) in its sole but reasonable discretion (collectively, the “Depository Institution”). Borrower shall earn no more than an amount of interest on the Funds equal to an amount determined by multiplying the average monthly balance of such Funds by the quoted interest rate for the Depository Institution’s money market savings account, as such rate is determined from time to time (such allocated amount being referred to as “Borrower’s Interest”). Lender or its Depository Institution shall be entitled to report under Borrower’s Federal tax identification number the Borrower’s Interest on the Funds. If the Depository Institution does not have an established money market savings account (or if an interest rate for such account cannot otherwise be determined in connection with the deposit of such Funds), a comparable interest rate quoted by the Depository Institution and acceptable to Lender (or its servicer) in its reasonable discretion shall be used. The amount of Borrower’s Interest allocated to the Funds shall be added to the balance in the applicable Fund, and shall be disbursed for payment of the items for which the applicable Fund is to be disbursed. Any interest earned above the Borrower’s Interest shall be retained by Lender as compensation for its administration and investment of such Funds.
     (d) Working Capital Reserve Account. Borrower shall deposit with a financial institution reasonably approved by Lender the sum of (i) $2,875,000.00 (the “Cap Ex Funds”) for capital expenditures at the Project, including the Required Repairs, pursuant either to an annual capital expenditures budget or to invoices evidencing such capital improvements delivered to Lender and (ii) $1,650,000.00 (the “Leasing Cost Funds”) for leasing commissions and tenant improvement costs at the Project for leases approved or deemed approved or for which approval is not required pursuant to Section 5.2 by Lender (collectively, the “Working Capital Reserve Account”).

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Proceeds from the Replacement Escrow Fund, Rollover Escrow Fund, Net Cash Flow Escrow, and/or Replacement and Rollover Escrow Letter of Credit, as applicable, shall be disbursed or drawn prior to any disbursement of the Working Capital Reserve Account. All interest earned on funds deposited in the Working Capital Reserve Account shall inure to the benefit of Borrower and shall be added to and disbursed as part of the Working Capital Reserve Account. The taxpayer identification number with respect to the Working Capital Reserve Account shall be Borrower’s taxpayer identification number. Borrower hereby pledges to Lender, and grants a security interest in, any and all monies now or hereafter deposited in the Working Capital Reserve Account as additional security for the payment of the Loan. Borrower shall execute, or cause to be executed, such other documents as are reasonably required by Lender with respect to the Working Capital Reserve.
     Section 2.5 Lockbox Account.
     (a) Borrower shall execute and deliver the Lockbox Agreement establishing an account controlled by Lender (the “Lockbox Account”) at an institution reasonably satisfactory to Lender (the “Lockbox Bank”) pursuant to the Lockbox Agreement. Borrower shall execute payment direction letters which shall be held by Lender until the occurrence of a Trigger Event. Lender shall not, prior to the occurrence of a Trigger Event, deliver such payment direction letters to any tenants of the Project and Lender shall notify any servicer of the Loan that such payment direction letters must be held until a Trigger Event has occurred. Upon the occurrence and during the continuance of a Trigger Event first occurring after the first Loan Year, unless Borrower delivers to Lender within three (3) Business Days after written notice from Lender (i) a Letter of Credit in the amount of $842,233.00 (the “Tax and Insurance Escrow Letter of Credit”) and (ii) a Letter of Credit in the amount of $1,240,000.00 (the “Replacement and Rollover Escrow Letter of Credit”), Lender shall have the right to forward such payment direction letters to all tenants under the leases at the Project and all lease guarantors directing such parties to pay all Rents and all sums due Borrower under the leases at the Project (the “Leases”) to the Lockbox Account. Until expended or applied, amounts held in the Lockbox Account shall constitute additional security for the Debt. Borrower shall not be entitled to make any withdrawals from the Lockbox Account and funds shall be distributed to Lender as provided in Section 2.5(d) below. Lender shall have a first priority perfected security interest in the Lockbox Account and all sums deposited therein. Borrower shall pay all reasonable costs and expenses imposed by the Lockbox Bank and reasonable out-of-pocket expenses of Lender in connection with establishing and administering the Lockbox Account. Borrower shall have the right at any time during the continuance of a Trigger Event to deliver the Tax and Insurance Letter of Credit and the Replacement and Rollover Letter of Credit and upon delivery of such Letters of Credit the lockbox procedures implemented pursuant to Section 2.5 shall, until the occurrence of a subsequent Trigger Event, cease and all such sums on deposit in the Lockbox Account and the Net Cash Flow Escrow shall be remitted to Borrower.

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     (b) Prior to the occurrence of a Trigger Event, Borrower shall receive, use and apply the Rents and other sums due under the Leases in accordance with the Loan Documents. During the continuance of a Trigger Event after the first Loan Year, unless Borrower delivers to Lender a Tax and Insurance Letter of Credit and a Replacement and Rollover Letter of Credit, Borrower and its property manager shall cooperate in causing all Rents to be so deposited in the Lockbox Account and shall deposit any Rents or other sums due under the Leases which may be received by Borrower and property manager into the Lockbox Account.
     (c) For purposes of determining if a Trigger Event has occurred after the first Loan Year, the Debt Service Coverage requirement shall be determined by Lender, at the end of each calendar quarter (based upon the quarterly report provided by Borrower under subsection 7.1(b) below). If a Trigger Event has occurred, upon request by Borrower Lender shall recompute the Debt Service Coverage as of the end of the second (2nd) succeeding calendar quarter and each calendar quarter thereafter. If as a result of such recalculation, the Debt Service Coverage is equal to or greater than 1.15:1 for two (2) consecutive calendar quarters as reasonably determined by Lender (the “Trigger Event Cure”), then, as applicable, the Tax and Insurance Letter of Credit and the Replacement and Rollover Letter of Credit shall be returned to Borrower and Borrower shall again have the right to receive, use, and apply all Rents, the Lockbox Account shall be deactivated and all sums on deposit in any of the Funds shall be remitted to Borrower (until the occurrence of another Trigger Event), and Borrower shall execute new tenant direction letters from time to time as required by Lender which shall be held by Lender pending the occurrence of another Trigger Event.
     (d) Sums in the Lockbox Account shall be applied by Lender in the following order: first, to Operating Expenses set forth in the Budget (as defined in Section 7.4); second, to Debt Service; third, to deposits required in the Funds and the Tax and Insurance Escrow Fund then currently due; and fourth, all remaining funds on deposit in the Lockbox Account (the “Net Cash Flow”) shall be held by Lender in the Net Cash Flow Escrow and shall be made available to Borrower to pay for tenant improvements, tenant allowances, leasing commissions and other costs associated with the re-leasing of vacant space or renewal of existing leases at the Project.
     (e) During the existence of a Trigger Event after the first Loan Year, unless Borrower has delivered the Tax and Insurance Letter of Credit and the Replacement and Rollover Letter of Credit, Borrower shall execute such additional payment direction letters as may be reasonably required by Lender and shall cooperate with Lender in notifying, and shall cause, all tenants to make Rent payments to the Lockbox Account, which shall not be effective to discharge the obligations of such tenant under the respective lease unless paid to Lender pursuant to the Lockbox Agreement.
ARTICLE 3
INSURANCE, CONDEMNATION, AND IMPOUNDS
     Section 3.1 Insurance. Borrower shall maintain insurance as follows:
     (a) Casualty; Business Interruption. Borrower shall keep the Project insured against damage by fire and the other hazards covered by a standard extended coverage and all- risk insurance policy for the full insurable value thereof on a replacement cost claim recovery basis (without reduction for depreciation or co-insurance), and shall maintain windstorm and such other casualty insurance as reasonably required by Lender.

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Lender and Borrower acknowledge that Borrower’s current insurance policy on the Property includes terrorism insurance coverage acceptable to Lender. During the term of the Loan, the insurance required above may include an exclusion for risk associated with terrorism to the extent that (1) such exclusions become customary and (A) to the extent terrorism insurance is not available at commercially reasonable rates (as defined below) in the State or (B) if terrorism insurance is not customarily required by Lender in connection with similar loans on similarly situated properties or (2) if terrorism insurance is not available from carriers licensed in the State. As used herein, the term “commercially reasonable rates” shall mean that the premium for terrorism coverage does not increase the overall property and casualty coverage premiums in excess of 50% of the overall cost as of the Closing Date of the policy without terrorism insurance, as such cost may be increased annually by the percentage of increase in the Consumer Price Index for All Urban Consumers for Washington-Baltimore, DC-MD-VA-WV: All items (1982-1984 = 100) published by the Bureau of Labor Statistics, United States Department of Labor from such index on the Closing Date. Lender reserves the right to require from time to time the following additional insurance: boiler and machinery; flood; worker’s compensation; and/or building law or ordinance. Borrower shall keep the Project insured against loss by flood if the Project is located currently or at any time in the future in an area identified by the Federal Emergency Management Agency as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994 (as such acts may from time to time be amended) in an amount at least equal to the lesser of (i) the maximum amount of the Loan or (ii) the maximum limit of coverage available under said acts. Any such flood insurance policy shall be issued in accordance with the requirements and current guidelines of the Federal Insurance Administration. Borrower shall maintain use and occupancy insurance covering, as applicable, rental income or business interruption, with coverage in an amount not less than twelve (12) months anticipated gross rental income or gross business earnings, as applicable in each case, attributable to the Project. Borrower shall not maintain any separate or additional insurance which is contributing in the event of loss unless it is properly endorsed and otherwise reasonably satisfactory to Lender in all respects. Subject to Section 3.2, the proceeds of insurance paid on account of any damage or destruction to the Project shall be paid to Lender to be applied as provided in Section 3.2.
     (b) Liability. Borrower shall maintain (i) commercial general liability insurance with respect to the Project providing for limits of liability of not less than $5,000,000 for both injury to or death of a person and for property damage per occurrence, and (ii) other liability insurance as reasonably required by Lender.
     (c) Form and Quality. All insurance policies shall be endorsed in form and substance acceptable to Lender to name Lender as an additional insured, loss payee or mortgagee thereunder, as its interest may appear, with loss payable to Lender, without contribution, under a standard New York (or local equivalent) mortgagee clause. All such insurance policies and endorsements shall be fully paid for and contain such provisions and expiration dates and be in such form and issued by such insurance companies licensed to do business in the State, with a general company and financial size rating of “A-VIII” or better as established by Best’s Rating Guide and “A” or better by Standard & Poor’s Ratings Group.

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Each policy shall provide that such policy may not be canceled or materially changed except upon thirty (30) days’ prior written notice of intention of non-renewal, cancellation or material change to Lender and that no act or thing done by Borrower shall invalidate any policy as against Lender. Blanket policies shall be permitted only if (i) Lender receives appropriate endorsements and/or duplicate policies containing Lender’s right to continue coverage on a pro rata pass-through basis and that coverage will not be affected by any loss on other properties covered by the policies and (ii) the policy contains a sublimit equal to the replacement cost of the Project in an amount reasonably approved by Lender which is expressly allocated for the Project, and any such policy shall in all other respects comply with the requirements of this Section. Borrower shall pay the premiums for such policy annually in advance and shall provide Lender evidence of such payment no later than forty-five (45) days following such payment. Borrower shall assign the policies or proofs of insurance to Lender, in such manner and form that Lender and its successors and assigns shall at all times have and hold the same as security for the payment of the Loan. Borrower shall deliver certificates of insurance (Accord 27 form) or similar document conveying the same information, evidencing the insurance coverages and endorsements required hereunder. The proceeds of insurance policies coming into the possession of Lender shall not be deemed trust funds, and Lender shall be entitled to apply such proceeds as herein provided.
     (d) Adjustments. Borrower shall give prompt immediate written notice of any loss to the insurance carrier and to Lender. Except as permitted in Section 3.2(a), Borrower hereby irrevocably authorizes and empowers Lender, as attorney-in-fact for Borrower coupled with an interest, following the occurrence and during the continuance of an Event of Default, to make proof of loss, to adjust and compromise any claim under insurance policies, to appear in and prosecute any action arising from such insurance policies, to collect and receive insurance proceeds, and to deduct therefrom Lender’s reasonable expenses incurred in the collection of such proceeds. Nothing contained in this Section 3.1(d), however, shall require Lender to incur any expense or take any action hereunder.
     Section 3.2 Use and Application of Insurance Proceeds. Lender shall apply insurance proceeds to costs of restoring the Project or the Loan as follows:
     (a) if the loss occurs (i) prior to the sixth (6th) Loan Year or (ii) during the sixth (6th) Loan Year and the loss is less than $2,000,000.00, Lender shall apply the insurance proceeds to restoration provided (1) no Event of Default exists, and (2) Borrower promptly commences and is diligently pursuing restoration of the Project;
     (b) if the loss exceeds $2,000,000.00 and occurs during the sixth (6th) Loan Year, the insurance proceeds shall be deposited with a financial institution or third-party insurance intermediary reasonably acceptable to Lender and Borrower and shall be disbursed upon joint approval of Lender and Borrower; provided that application of insurance proceeds to restoration pursuant to this clause (b) shall be permitted only if at all times during such restoration (1) no Event of Default exists; (2) Lender determines that there are sufficient funds available to restore and repair the Project to a condition approved by Lender in its reasonable discretion, and to the extent such funds are not sufficient to repair and restore the Project in accordance with the foregoing, Lender shall inform Borrower of the same, and Borrower has, at any time within twenty (20) days of Lender’s notice, deposited such insufficiency with Lender;

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(3) Lender determines that the Net Operating Income of the Project during and immediately after restoration will be sufficient to pay Debt Service; (4) Lender reasonably determines that restoration and repair of the Project to a condition approved by Lender will be completed within nine (9) months after the date of loss or casualty and in any event ninety (90) days prior to the Maturity Date; and (5) Borrower promptly commences and is diligently pursuing restoration of the Project;
     (c) if the conditions set forth in clause (b) above are not satisfied, Lender may apply any insurance proceeds it may receive to the payment of the Loan (without prepayment penalty or defeasance requirement) or allow all or a portion of such proceeds to be used for the restoration of the Project; and
     (d) insurance proceeds applied to restoration will be disbursed upon receipt of satisfactory plans and specifications, contracts and subcontracts, schedules, budgets, lien waivers and architects’ certificates, and otherwise in accordance with prudent commercial construction lending practices for construction loan advances, including, as applicable, the advance conditions under Schedule 2.1.
     Section 3.3 Condemnation Awards. Borrower shall promptly, after it becomes aware, notify Lender of the institution of any proceeding for the condemnation or other taking (a “Condemnation”) of the Project or any portion thereof. Following the occurrence of a Condemnation provided the condemnation award or compensation is made available (the “Award”) to Borrower, Borrower shall promptly proceed to restore, repair, replace or rebuild the same to the extent reasonably practicable to be of at least equal value and of substantially the same character as prior to such Condemnation, all to be effected in accordance with applicable law. Lender may (at Lender’s sole cost and expense prior to the existence of an Event of Default) participate in any such proceeding and Borrower will deliver to Lender all instruments necessary or reasonably required by Lender to permit such participation. Without Lender’s prior consent, which consent will not be unreasonably withheld, Borrower (a) shall not agree to any Award in excess of $2,000,000.00, and shall not take any action or (b) fail to take any action which would cause the Award to be determined. All Awards for the taking or purchase in lieu of condemnation of the Project or any part thereof are hereby assigned to Lender, but shall be paid to Borrower, provided, however, that if an Event of Default has occurred and during the continuance thereof, the Awards shall be paid to Lender. Borrower authorizes Lender, following the occurrence and during the continuance of an Event of Default, to collect and receive such Awards, to give proper receipts and acquittances therefor, and in Lender’s sole discretion to apply the same toward the payment of the Loan, notwithstanding that the Loan may not then be due and payable, or to the restoration of the Project; provided, however, if the Award is less than or equal to $2,000,000.00 and Borrower requests that such proceeds be used for non-structural site improvements (such as landscape, driveway, walkway and parking area repairs) required to be made as a result of such Condemnation, Lender will apply the Award to such restoration in accordance with disbursement procedures applicable to insurance proceeds provided there exists no Potential Default or Event of Default. Borrower, upon request by Lender, shall execute all instruments reasonably requested to confirm the assignment of the Awards to Lender, free and clear of all liens, charges or encumbrances.

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     Section 3.4 Impounds. Following the occurrence and during the continuance of a Trigger Event, unless Borrower has delivered to Lender the Tax and Insurance Letter of Credit Lender shall deposit from funds in the Lockbox Account monthly, (a) one twelfth (1/12th) of the Taxes that Lender estimates will be payable during the next ensuing twelve (12) months in order to accumulate with Lender sufficient funds to pay all such Taxes at least thirty (30) days prior to their respective due dates, and (b) one-twelfth (1/12th) of the Insurance Premiums that Lender estimates will be payable for the renewal of the coverage afforded by the insurance policies required by Lender upon the expiration thereof in order to accumulate with Lender sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to expiration (said amounts in (a) and (b) above hereinafter called the “Tax and Insurance Escrow Fund”). Deposits shall be made on the basis of Lender’s estimate from time to time of the charges for the current year (after giving effect to any reassessment or, at Lender’s election, on the basis of the charges for the prior year, with adjustments when the charges are fixed for the then current year). All funds so deposited shall be held by Lender, without interest, and may be commingled with Lender’s general funds. Borrower hereby grants to Lender a security interest in all funds so deposited with Lender for the purpose of securing the Loan. While an Event of Default exists, the funds deposited may be applied in payment of the charges for which such funds have been deposited, or to the payment of the Loan or any other charges affecting the security of Lender, as Lender may elect, but no such application shall be deemed to have been made by operation of law or otherwise until actually made by Lender. Borrower shall furnish Lender with bills for the charges for which such deposits are required at least thirty (30) days prior to the date on which the charges first become payable. If at any time the amount on deposit with Lender, together with amounts to be deposited by Borrower before such charges are payable, is insufficient to pay such charges, Borrower shall deposit any deficiency with Lender promptly upon demand. Lender shall pay such charges when the amount on deposit with Lender is sufficient to pay such charges and Lender has received a bill for such charges. Upon a Trigger Event Cure, provided no Event of Default exists, the proceeds in the Tax and Insurance Escrow Fund or the Tax and Insurance Letter of Credit, as applicable, shall be returned to Borrower.
ARTICLE 4
ENVIRONMENTAL MATTERS
     Section 4.1 Certain Definitions. As used herein, the following terms have the meanings indicated:
     (a) “Environmental Laws” means any federal, state or local law or regulation (whether imposed by statute, administrative promulgation or judicial order, or common law), now or hereafter enacted, governing health, safety or industrial hygiene (to the extent such laws govern environmental matters), the environment or natural resources, or Hazardous Materials, including, without limitation, such laws governing or regulating (i) the use, generation, storage, removal, recovery, treatment, handling, transport, disposal, control, release, discharge of, or exposure to, Hazardous Materials.

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     (b) “Hazardous Materials” means (i) petroleum or chemical products, whether in liquid, solid, or gaseous form, or any fraction or by-product thereof, (ii) asbestos or asbestos-containing materials, (iii) polychlorinated biphenyls (pcbs), (iv) radon gas, (v) underground storage tanks, (vi) any explosive or radioactive substances, (vii) lead or lead-based paint, or (viii) any other substance, material, waste or mixture which is or shall be listed, defined, or otherwise determined by any governmental authority having jurisdiction over the Project to be hazardous, toxic, dangerous or otherwise regulated, controlled or giving rise to liability under any Environmental Laws.
     Section 4.2 Representations and Warranties on Environmental Matters. To Borrower’s actual knowledge, without independent investigation or inquiry other than and except as set forth in the Phase I environmental report dated June 8, 2005, prepared by Hygienetics Environmental Services, Inc., (a) no Hazardous Material is now or was formerly used, stored, generated, manufactured, installed, treated, discharged, disposed of or otherwise present at or about the Project or any property adjacent to the Project (except for cleaning and other products currently used in connection with the routine maintenance or repair of the Project in full compliance with Environmental Laws) and no Hazardous Material was removed or transported from the Project, (b) all permits, licenses, approvals and filings required by Environmental Laws have been obtained, and the use, operation and condition of the Project do not, and did not previously, violate any Environmental Laws, (c) no civil, criminal or administrative action, suit, claim, hearing, investigation or proceeding has been brought or been threatened in writing, nor have any settlements been reached by or with any parties or any liens imposed in connection with the Project concerning Hazardous Materials or Environmental Laws; and (d) no underground storage tanks exist on any part of the Project.
     Section 4.3 Covenants on Environmental Matters.
     (a) Borrower shall (i) comply in all material respects with applicable Environmental Laws; (ii) notify Lender promptly upon Borrower’s discovery of any spill, discharge, release or presence of any Hazardous Material at, upon, under, within, contiguous to or otherwise affecting the Project; (iii) promptly remove or remediate such Hazardous Materials and remediate the Project in compliance with Environmental Laws or as reasonably required by Lender based upon the recommendations and specifications of an independent environmental consultant reasonably approved by Lender; and (iv) promptly forward to Lender copies of all orders, notices, permits, applications or other communications and reports in connection with any spill, discharge, release or the presence of any Hazardous Material.
     (b) Borrower shall not cause, shall prohibit any other Person within the control of Borrower from causing, and shall use prudent, commercially reasonable efforts to prohibit other Persons (including tenants) from (i) causing any spill, discharge or release, or the use, storage, generation, manufacture, installation, or disposal, of any Hazardous Materials at, upon, under, within or about the Project or the transportation of any Hazardous Materials to or from the Project (except for cleaning and other products used in connection with routine maintenance or repair of the Project in compliance with Environmental Laws), (ii) installing any underground storage tanks at the Project, or (iii) conducting any activity that requires a permit or other authorization under Environmental Laws.

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     (c) Borrower shall provide to Lender, at Borrower’s expense promptly upon the written request of Lender based on Lender’s reasonable belief of the presence of Hazardous Materials on, in or about the Project in violation of applicable Environmental Laws, or if an Event of Default has occurred and is continuing at the time of Lender’s request, from time to time, a Site Assessment or, if required by Lender, an update to any existing Site Assessment, to assess the presence or absence of any Hazardous Materials and the potential costs in connection with abatement, cleanup or removal of any Hazardous Materials found on, under, at or within the Project.
     (d) Within sixty (60) days after the date hereof, Borrower shall (i) implement all recommendations of the Site Assessment, including thorough cleaning of stained area around emergency generator AST and improvement of fluid transfer practices to prevent future spillage during refueling and (ii) prepare and/or continue implementation of the existing Operations and Maintenance Program for the removal or treatment of, or other action for handling, lead-based paint and asbestos-containing sealant and mastic materials at the Project (the “O&M Program”). The O&M Program shall provide at a minimum, the items (if any) recommended in the Environmental Protection Agency’s guide to removing asbestos containing mastic floor tiles. All construction, rehabilitation, modification or renovation at the Project shall be implemented in accordance with the applicable procedures and programs of the O&M Program and all applicable governmental requirements. The O&M Program and work resulting therefrom shall be conducted by an accredited, licensed, contractor using current work practices and procedures. Borrower shall deliver to Lender promptly when available, copies of all reports, notices, submittals, permits, licenses, and certificates relating to the O&M Program. Borrower shall follow the procedures of the O&M Program with respect to any asbestos-containing materials identified or discovered at the Project after the date hereof. All fees and expenses incurred for the review and approval of the O&M Program shall be paid by Borrower.
     Section 4.4 Allocation of Risks and Indemnity. As between Borrower and Lender, all risk of loss associated with non-compliance with Environmental Laws, or with the presence of any Hazardous Material at, upon, within, contiguous to or otherwise affecting the Project, shall lie solely with Borrower. Accordingly, Borrower shall bear all risks and costs associated with any loss (including any loss in value attributable to Hazardous Materials), damage or liability therefrom, including all costs of removal of Hazardous Materials or other remediation required by Lender or by law. Borrower shall indemnify, defend and hold Lender and its shareholders, directors, officers, employees and agents harmless from and against all actual loss, liabilities, damages (excluding consequential damages), claims, costs and expenses (including reasonable costs of defense and consultant fees, investigation and laboratory fees, court costs, and other litigation expenses) arising out of or associated, in any way, with (a) the non-compliance with Environmental Laws, or (b) the existence of Hazardous Materials in, on, or about the Project, (c) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to Hazardous Materials; (d) any lawsuit brought or threatened, settlement reached, or government order relating to such Hazardous Materials, (e) a breach of any representation, warranty or covenant contained in this Article 4, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, or

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(f) the imposition of any environmental lien encumbering the Project; provided, however, Borrower shall not be liable under such indemnification to the extent such loss, liability, damage, claim, cost or expense (i) results solely from Lender’s gross negligence or willful misconduct or (ii) relate solely to Hazardous Materials first introduced to the Project by anyone other than Borrower, any Borrower Party, or their agents, employees or contractors following the foreclosure of the Mortgage or the delivery and acceptance of a deed-in-lieu of foreclosure. Borrower’s obligations under this Section 4.4 shall arise whether or not any governmental authority has taken or threatened any action in connection with the presence of any Hazardous Material, and whether or not the existence of any such Hazardous Material or potential liability on account thereof is disclosed in the Site Assessment and shall (subject to the immediately succeeding paragraph) continue notwithstanding the repayment of the Loan or any transfer or sale of any right, title and interest in the Project (by foreclosure, deed in lieu of foreclosure or otherwise). Additionally, if any Hazardous Materials affect or threaten to affect the Project, Lender may (but shall not be obligated to) give such notices and take such actions as it deems necessary or advisable at the expense of the Borrower in order to abate the discharge of any Hazardous Materials or remove the Hazardous Materials. Any amounts payable to Lender by reason of the application of this Section 4.4 shall become immediately due and payable and shall bear interest at the Default Rate from the date which is ten (10) days following the date Lender makes written request for payment until paid. The obligations and liabilities of Borrower under this Section 4.4 shall survive any termination, satisfaction, assignment, entry of a judgment of foreclosure or delivery of a deed in lieu of foreclosure.
     Notwithstanding the foregoing, provided that Borrower delivers to Lender a current Site Assessment evidencing the presence of no Hazardous Materials on the Project and no violations of any Environmental Laws with respect to the Project not earlier than one hundred twenty (120) days and not later than thirty (30) days prior to, as applicable, (i) the Maturity Date or such other date as the Loan may be paid in full and (ii) the effective date of a foreclosure or deed in lieu of foreclosure of the Project, Borrower shall be released from liability under this Section 4.4 for such indemnified matters.
     Section 4.5 No Waiver. Notwithstanding any provision in this Article 4 or elsewhere in the Loan Documents, or any rights or remedies granted by the Environmental Indemnity Agreement or the Loan Documents, Lender does not waive and expressly reserves all rights and benefits now or hereafter accruing to Lender under the “security interest” or “secured creditor” exception under applicable Environmental Laws, as the same may be amended. No action taken by Lender pursuant to the Environmental Indemnity Agreement or the Loan Documents shall be deemed or construed to be a waiver or relinquishment of any such rights or benefits under the “security interest exception.”

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ARTICLE 5
LEASING MATTERS
     Section 5.1 Representations and Warranties on Leases. Borrower represents and warrants to Lender with respect to leases of the Project that: (a) to Borrower’s knowledge, the rent roll and occupancy and delinquency reports delivered to Lender are true and correct in all material respects, no other leases, sublease, tenancies or occupancies affect the Project, except as set forth in the rent roll and such occupancy and delinquency reports, and the leases are valid and in and full force and effect; (b) the leases (including amendments) are in writing, and there are no oral agreements with respect thereto; (c) to Borrower’s knowledge, except as set forth in the delinquency report furnished to Lender, neither the landlord nor any tenant is in default under any of the leases; (d) Borrower has no knowledge of any notice of termination or default with respect to any lease, except as may be expressly set forth in the leases; (e) Borrower has not assigned or pledged any of the leases, the rents or any interests therein except to Lender; (f) except as set forth in any lease furnished to Lender, no tenant or other party has an option to purchase all or any portion of the Project; (g) except as set forth in any lease furnished to Lender, no tenant has the right to terminate its lease prior to expiration of the stated term of such lease; and (h) no tenant has prepaid more than one month’s rent in advance (except for bona fide security deposits not in excess of an amount equal to two month’s rent).
     Section 5.2 Standard Lease Form; Approval Rights. Except as set forth below, all future leases and other rental arrangements shall be subject to Lender’s approval, such approval not to be unreasonably withheld, delayed or conditioned, and shall be on a standard lease form reasonably approved by Lender with no material modifications (except as approved by Lender, which approval will not be unreasonably withheld or delayed). Such lease form shall provide that (a) the lease is subordinate to the Mortgage and (b) the tenant shall attorn to Lender. Borrower shall hold, in trust, all tenant security deposits in a segregated account, and, to the extent required by applicable law, shall not commingle any such funds with any other funds of Borrower. Within ten (10) days after Lender’s request, and in no event more than one (1) time in any twelve (12) month period, Borrower shall furnish to Lender a statement of all tenant security deposits, and copies of all leases not previously delivered to Lender, certified by Borrower as being true and correct. Notwithstanding anything contained in the Loan Documents, Lender’s approval shall not be required for future leases or lease extensions, renewals, modification or amendments of 10,000 square feet or less for retail space and 12,500 square feet or less for office space if the following conditions are satisfied: (i) there exists no Potential Default or Event of Default; (ii) the lease is on the standard lease form approved by Lender with no material modifications; (iii) the lease does not conflict with any restrictive covenant affecting the Project or any other lease for space in the Project; and (iv) the lease is in accordance with market terms and conditions. All reasonable out-of-pocket costs and expenses incurred by Lender in its review and approval of any lease shall be paid by Borrower promptly upon request. If Lender has not disapproved a proposed lease or any other action requiring Lender’s approval under this Article 5 within ten (10) Business Days after receipt of all required submittals, such action shall be deemed approved.
     Section 5.3 Covenants. Borrower (a) shall perform the obligations which Borrower is required to perform under the leases; (b) shall enforce the obligations to be performed by the tenants; (c) shall not collect any rents for more than thirty (30) days in advance of the time when the same shall become due, except for bona fide security deposits not in excess of an amount equal to two month’s rent; (d) shall not enter into any ground lease or master lease of any part of the Project; (e) shall not further assign or encumber any lease;

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(f) shall not, except in the ordinary course of business of prudent office building management or otherwise without Lender’s prior written consent (which consent will not be unreasonably withheld), cancel or accept surrender or termination of any lease; (g) subject to Section 5.2, shall not, except with Lender’s prior written consent (which consent will not be unreasonably withheld), modify or amend any lease (except for minor modifications and amendments entered into in the ordinary course of business, consistent with prudent property management practices, not affecting the economic terms of the lease); and (h) lease or permit the use of any space in the Project as an on-site dry cleaning plant. Any action in violation of clauses (e), (f), and (g) of this Section 5.3 shall be void at the election of Lender.
     Section 5.4 Tenant Estoppels. At Lender’s reasonable request and subject to the terms of the leases, Borrower shall promptly request and use commercially reasonable efforts to obtain and furnish to Lender, written estoppels in form and substance reasonably satisfactory to Lender, executed by tenants under leases of any part of the Project and confirming the term, rent, and other provisions and matters relating to the leases. Borrower shall not be required to furnish the estoppels required hereunder more than once in any calendar year.
ARTICLE 6
REPRESENTATIONS AND WARRANTIES
     Borrower represents, warrants and covenants to Lender that:
     Section 6.1 Organization, Power and Authority. Each of Borrower and each Borrower Party (a) is duly organized, validly existing and based solely on the good standing certificate issued by the Secretary of State of the applicable state of formation or existence and is in good standing under the laws of the state of its formation or existence, (b) to the extent required by applicable law is in compliance with all legal requirements applicable to doing business in the State, and (c) has the necessary governmental approvals to own and operate the Project and conduct the business conducted thereon. Borrower has the requisite power, authority and right to execute, deliver and perform its obligations pursuant to this Agreement and the other Loan Documents, and to keep and observe all of the terms of this Agreement and the other Loan Documents on Borrower’s part to be performed. Borrower is not a “foreign person” within the meaning of § 1445(f)(3) of the Internal Revenue Code. No proceeding for dissolution or liquidation of Borrower is pending, nor is any accounting or similar relief pending against either of them. Borrower has provided Lender with a true, correct and complete copy of all organizational documents or trust agreements governing Borrower as of the date of this Agreement, and Borrower will promptly provide Lender with copies of any and all amendments and modifications to Borrower’s organizational documents made during the term of the Loan, as the same may be extended pursuant to the terms hereof.
     Section 6.2 Validity of Loan Documents. The execution, delivery and performance, as applicable, by Borrower and each Borrower Party of the Loan Documents: (a) are duly authorized and do not require the consent or approval of any other party or governmental authority which has not been obtained; and (b) will not violate any law or result in the imposition of any lien, charge or encumbrance upon the assets of any such party, except as contemplated by the Loan Documents. The Loan Documents constitute the legal, valid and binding obligations of Borrower and, as applicable, each Borrower Party, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, or similar laws generally affecting the enforcement of creditors’ rights.

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     Section 6.3 Liabilities; Litigation.
     (a) The financial statements delivered by Borrower and each Borrower Party, if any, are true and correct with no significant adverse change since the date of preparation. Except as disclosed in such financial statements, there are no liabilities (fixed or contingent) affecting the Project, Borrower or any Borrower Party. Except as disclosed in such financial statements, there is no litigation, administrative proceeding, investigation or other legal action (including any proceeding under any state or federal bankruptcy or insolvency law) pending or, to the knowledge of Borrower, threatened, against the Project, Borrower or any Borrower Party which if adversely determined could have a material adverse effect on such party, the Project or the Loan.
     (b) Neither Borrower nor any Borrower Party is contemplating either the filing of a petition by it under state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of its assets or property, and neither Borrower nor any Borrower Party has knowledge of any Person contemplating the filing of any such petition against it.
     Section 6.4 Taxes and Assessments. The Project is comprised of one or more parcels, each of which constitutes a separate tax lot and none of which constitutes a portion of any other tax lot. There are no pending or, to Borrower’s best knowledge, proposed, special or other assessments for public improvements or otherwise affecting the Project, nor are there any contemplated improvements to the Project that may result in such special or other assessments.
     Section 6.5 Other Agreements; Defaults. Neither Borrower nor to Borrower’s knowledge, any Borrower Party is a party to any agreement or instrument or subject to any court order, injunction, permit, or restriction which might materially and adversely affect the Project or the business, operations, or condition (financial or otherwise) of Borrower or any Borrower Party. Neither Borrower nor to Borrower’s knowledge, any Borrower Party is in violation of any agreement which violation would have a material adverse effect on the Project, Borrower, or any Borrower Party or Borrower’s or any Borrower Party’s business, properties, or assets, operations or condition, financial or otherwise.
     Section 6.6 Compliance with Law.
     (a) Borrower has all requisite licenses, permits, franchises, qualifications, certificates of occupancy or other governmental authorizations to own, lease and operate the Project and carry on its business, and to Borrower’s knowledge, the Project is in compliance in all material respects with all applicable legal requirements and is free of structural defects, and all building systems contained therein are in good working order, subject to ordinary wear and tear. The Project does not constitute, in whole or in part, a legally non-conforming use under applicable legal requirements;

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     (b) No condemnation has been commenced or, to Borrower’s knowledge, is contemplated with respect to all or any portion of the Project or for the relocation of roadways providing access to the Project; and
     (c) The Project has adequate rights of access to public ways and is served by adequate water, sewer, sanitary sewer and storm drain facilities. All public utilities necessary or convenient to the use and enjoyment of the Project are located in the public right-of-way abutting the Project, and all such utilities are connected so as to serve the Project without passing over other property, except to the extent such other property is subject to a perpetual easement for such utility benefiting the Project. All roads necessary for the full utilization of the Project for its current purpose have been completed and dedicated to public use and accepted by all governmental authorities.
     Section 6.7 Location of Borrower. Borrower’s principal place of business and chief executive offices are located at the first address stated in Section 11.1.
     Section 6.8 ERISA.
     (a) As of the date hereof and throughout the term of the Loan, (i) Borrower is not and will not be an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which is subject to Title I of ERISA, and (ii) the assets of Borrower do not and will not constitute “plan assets” of one or more such plans for purposes of Title I of ERISA; and
     (b) As of the date hereof and throughout the term of the Loan (i) Borrower is not and will not be a “governmental plan” within the meaning of Section 3(3) of ERISA and (ii) transactions by or with Borrower are not and will not be subject to state statutes applicable to Borrower regulating investments of and fiduciary obligations with respect to governmental plans.
     Section 6.9 Forfeiture. There has not, to Borrower’s knowledge, been and shall never be committed by Borrower or any other person in occupancy of or involved with the operation or use of the Project any act or omission affording the federal government or any state or local government the right of forfeiture as against the Project or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents (subject to Borrower’s right to diligently contest such rights in accordance with Section 11.8 hereof). Borrower hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording such right of forfeiture (subject to Borrower’s right to diligently contest such rights in accordance with Section 11.8 hereof).
     Section 6.10 Tax Filings. Borrower has filed (or have obtained effective extensions for filing) all federal, state and local tax returns required to be filed and have paid or made adequate provision for the payment of all federal, state and local taxes, charges and assessments payable by Borrower. Borrower believes that its respective tax returns properly reflect the income and taxes of Borrower, for the periods covered thereby, subject only to reasonable adjustments required by the Internal Revenue Service or other applicable tax authority upon audit.

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     Section 6.11 Solvency. Giving effect to the Loan, the fair saleable value of Borrower Parties’ assets exceeds and will, immediately following the making of the Loan, exceed Borrower Parties’ total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Borrower Parties’ assets is and will, immediately following the making of the Loan, be greater than Borrower Parties’ probable liabilities, including the maximum amount of its contingent liabilities on their Debts as such Debts become absolute and matured, Borrower Parties’ assets do not and, immediately following the making of the Loan will not, be insufficient to carry out their business as conducted or as proposed to be conducted. Borrower Parties do not intend to, and do not believe that they will, incur Debts and liabilities (including contingent liabilities and other commitments) beyond their ability to pay such Debts as they mature (taking into account the timing and amounts of cash to be received by Borrower Parties and the amounts to be payable on or in respect of obligations of Borrower Parties). Except as expressly disclosed to Lender in writing, no petition in bankruptcy has been filed against Borrower or any Borrower Party in the last seven (7) years, and neither Borrower or any Borrower Party in the last seven (7) years has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors.
     Section 6.12 Full and Accurate Disclosure. No statement of fact made by or on behalf of Borrower or any Borrower Party (to the extent such party has made any statement of fact) in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no fact presently known to Borrower which has not been disclosed to Lender which materially and adversely affects, nor as far as Borrower can reasonably foresee, might materially and adversely affect, the Project or the business, operations or condition (financial or otherwise) of Borrower or any Borrower Party.
     Section 6.13 Flood Zone. No portion of the improvements comprising the Project is located in an area identified by the Secretary of Housing and Urban Development or any successor thereto as an area having special flood hazards pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Act of 1994, as amended, or any successor law, or, if located within any such area, Borrower has obtained and will maintain the insurance prescribed in Section 3.1 hereof.
     Section 6.14 Single Purpose Entity/Separateness. Borrower represents, warrants and covenants as follows:
     (a) Borrower has not owned, does not own, and will not own any asset or property other than (i) the Project, and (ii) incidental personal property necessary for the ownership or operation of the Project.
     (b) Borrower will not engage in any business other than the ownership, management and operation of the Project and activities incidental thereto and Borrower will conduct and operate its business as presently conducted and operated.
     (c) Borrower will not enter into any contract or agreement with any Affiliate of the Borrower, any constituent party of Borrower, or any Affiliate of any constituent party, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties other than any such party.

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     (d) Borrower has not incurred and will not incur any Debt which will remain outstanding as of the date hereof other than (i) the Loan, (ii) trade and operational debt incurred in the ordinary course of business with trade creditors and in amounts as are normal and reasonable under the circumstances, provided such debt is not evidenced by a note and is paid within thirty (30) days of the date it is due, and (iii) Debt incurred in the financing of equipment and other personal property used on the Project. No indebtedness other than the Loan may be secured (subordinate or pari passu) by the Project; provided that the debt identified pursuant to clause (iii) may be secured by the equipment financed. Notwithstanding the foregoing, Lender shall permit the equity owners of 5454 Wisconsin, Inc. to incur mezzanine debt from a lender approved by Lender and who shall be confirmed by the applicable Rating Agencies not to result in a qualification, downgrade, or withdrawal or any rating in effect immediately prior to such mezzanine loan for any securities issued in connection with the Secondary Market Transaction (the “Mezzanine Lender”) subject to the following conditions: (A) the outstanding principal balance of the Loan and the mezzanine debt shall not exceed a 75% loan to value ratio on an aggregate basis, (B) the direct or indirect owners of Borrower have at least $19,000,000.00 cash equity invested in the Project, and (C) the Project’s performance provides a 1.20:1 Debt Service Coverage at the greater of a 7.75% constant or the actual constant, taking into account both the Loan and mezzanine debt. The mezzanine debt shall be subject to an intercreditor agreement reasonably acceptable to Lender and may be secured by a pledge of the shares of 5454 Wisconsin, Inc. or The Barlow Corporation and by any assets of the equity owners of 5454 Wisconsin, Inc. but shall not be secured by the Project and the mezzanine debt documents may permit Mezzanine Lender (i) to succeed to the interests of such equity owners upon a default under the mezzanine debt loan documents; (ii) following succession to such interest, to remove the managing member of Borrower and replace it with Mezzanine Lender or an entity controlled by Mezzanine Lender; and (iii) to transfer such interest to a Qualified Transferee (as defined in the Mortgage) or any other entity owned or controlled by an entity that owns or manages or controls entities that own or manage properties such as the Project; provided, however, that replacement pursuant to clause (iii) shall, if required by the pooling and servicing agreement relating to the Secondary Market Transaction (or if not a Qualified Transferee, by the applicable Rating Agencies), be subject to receipt by Lender of evidence in writing from the applicable Rating Agencies to the effect that such replacement will not result in a qualification, downgrade, or withdrawal of any rating in effect immediately prior to such replacement for any securities issued in connection with a Secondary Market Transaction, or that such replacement is otherwise approved by the applicable Rating Agencies. The mezzanine debt documents may not be assigned to another party during the term of the Loan without the prior written approval of Lender (other than to a Qualified Transferee who is not an Affiliate) and, if required by the pooling and servicing agreement relating to the Secondary Market Transaction, the applicable Rating Agencies.
     (e) Borrower has not made and will not make any loans or advances to any third party (including any affiliate or constituent party or any affiliate of any constituent party), and shall not acquire obligations or securities of its affiliates or any constituent party.

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     (f) Borrower is and intends to remain solvent and Borrower, subject to Section 12.1 hereof, will pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its own funds and assets as the same shall become due to the extent Borrower has available assets to pay such debts and liabilities.
     (g) Borrower has done or caused to be done and will do all things necessary to observe organizational formalities and preserve its existence, and Borrower will not, nor will Borrower permit any constituent party to amend, modify or otherwise change the partnership certificate, partnership agreement, articles of incorporation and bylaws, operating agreement, trust or other organizational documents of Borrower or such constituent party without the prior written consent of Lender.
     (h) Borrower will maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates and any constituent party except that Borrower’s financial position, assets, results of operations and cash flows may be included in the consolidated financial statements of an Affiliate of Borrower in accordance with generally accepted accounting principles, consistently applied; and Borrower will file its own tax returns, if any, as may be required under applicable law, to the extent such entity is (i) not part of a consolidated group filing a consolidated return or returns or (ii) not treated as a division solely for tax purposes of another taxpayer. Borrower shall maintain its books, records, resolutions and agreements as official records.
     (i) Borrower will be, and at all times will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate of Borrower, any constituent party of Borrower, or any Affiliate of any constituent party), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, shall not identify itself or any of its Affiliates as a division or part of the other and shall maintain and utilize separate stationery, invoices and checks.
     (j) Borrower maintains on the Closing Date, and subject to Section 12.1 hereof, intends to maintain, adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations.
     (k) Neither Borrower nor any constituent party will seek the dissolution, winding up, liquidation, consolidation or merger in whole or in part, of the Borrower.
     (l) Borrower will not commingle the funds and other assets of Borrower with those of any Affiliate or constituent party, or any Affiliate of any constituent party, or any other person.
     (m) Borrower has and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or constituent party, or any Affiliate of any constituent party, or any other person.
     (n) Borrower does not and will not hold itself out to be responsible for the debts or obligations of any other person.

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     (o) If Borrower is a limited partnership or a limited liability company (other than a single member limited liability company), each general partner or managing member (each, an “SPC Party”) shall be a corporation or limited liability company whose sole asset is its interest in Borrower and each such SPC Party will at all times comply, and will cause Borrower to comply, with each of the representations, warranties, and covenants contained in this Section 6.14 as if such representation, warranty or covenant was made directly by such SPC Party.
     (p) Borrower shall at all times cause there to be at least one manager (an “Independent Manager”) in Borrower who shall not have been at the time of such individual’s appointment, and may not have been at any time during the preceding five years (i) a shareholder of, or an officer, director, partner, member (other than an independent non-economic “springing member”), or employee of, Borrower or any of their Affiliates (other than as an independent director or manager of such an Affiliate of the Company that is required by a creditor to be a single purpose bankruptcy remote entity), (ii) affiliated with a customer of, or supplier to, the SPC Party, Borrower or any of their Affiliates (other than a company that provides professional independent managers or directors and which also provides other similar services to Borrower or any of its members or Affiliates in the ordinary course of business), or (iii) a spouse, parent, sibling, child, or other family relative of any person described by (i) or (ii) above. As used herein, the term “Affiliate” means any person or entity other than the SPC Party (i) which owns beneficially, directly or indirectly, any outstanding shares of the SPC Party’s stock or interest in the Borrower or (ii) which controls or is under common control with the SPC Party or the Borrower. As used herein, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity, whether through ownership of voting securities, by contract or otherwise.
     (q) Borrower shall not cause or permit the members of each SPC Party in Borrower to take any action which, under the terms of any certificate of incorporation, by-laws or any voting trust agreement with respect to any common stock, requires the vote of the members of Borrower and/or any SPC Party in Borrower unless at the time of such action there shall be at least one Independent Manager.
     (r) Borrower shall conduct its business so that the assumptions made with respect to Borrower in that certain opinion letter dated of even date herewith (the “Insolvency Opinion”) delivered by Debevoise & Plimpton LLP in connection with the Loan shall be true and correct in all respects.
     Section 6.15 Compliance with Anti-Terrorism Orders.
     (a) Borrower and each partner, member or stockholder in Borrower are in compliance with the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (the “Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Asset Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders in respect thereof (the Order and such other rules, regulations, legislation, or orders are collectively called the “Orders”). Borrower agrees to make its policies, procedures and practices regarding compliance with the Orders of any Persons who, pursuant to transfers permitted by the Mortgage, become stockholders, direct members, direct partners or other direct investors of Borrower available to Lender for its review and inspection during normal business hours and upon reasonable prior notice.

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     (b) Neither Borrower, any partner, member or stockholder in Borrower nor the direct beneficial owner of Borrower or any such partner, member or stockholder:
(i)	is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the “Lists”);

(ii)	is a Person who has been determined by competent authority to be subject to the prohibitions contained in the Orders;

(iii)	is owned or controlled by, nor acts for or on behalf of, any Person on the Lists or any other Person who has been determined by competent authority to be subject to the prohibitions contained in the Orders;

(iv)	shall transfer or permit the transfer of any interest in Borrower or any Borrower Party to any Person who is or whose beneficial owners are listed on the Lists; or

(v)	shall knowingly lease space in the Project to any Person who is listed on the Lists.
     (c) If Borrower obtains actual knowledge that Borrower or any of its partners, members or stockholders or their direct beneficial owners become listed on the Lists or are indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering, Borrower shall promptly notify Lender.
     (d) If Borrower obtains knowledge that any tenant in the Project has become listed on the Lists or is convicted, pleads nolo contendere, indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering, Borrower shall promptly notify Lender.
     (e) If a tenant at the Project is listed on the Lists or is convicted or pleads nolo contendere to charges related to activity prohibited in the Orders, then proceeds from the rents of such tenant shall not be used to pay Debt Service and Borrower shall provide Lender such representations and verifications as Lender shall reasonably request that such rents are not being so used.
     (f) If a tenant at the Project is arrested on such charges, and such charge is not dismissed within thirty (30) days thereafter, Lender may at its option notify Borrower to exclude such rents from the Debt Service payments.

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     (g) If Borrower or any Borrower Party is listed on the Lists, no earn-out disbursements, escrow disbursements, or other disbursements under the Loan Documents shall be made and all of such funds shall be paid in accordance with the direction of a court of competent jurisdiction.
     No Event of Default shall exist as a result of a breach of the covenants in this Section 6.15 until the expiration of notice and cure periods set forth in Section 9.4.
     Section 6.16 Property Specific Representations. The property management agreement for the Project is in full force and effect and there is no default or violation by any party thereunder.
ARTICLE 7
FINANCIAL REPORTING
     Section 7.1 Financial Statements.
     (a) Monthly Reports. Until the earlier to occur of (i) nine (9) months following the Closing Date or (ii) the date the Loan is sold in a Secondary Market Transaction, Borrower shall furnish to Lender within thirty (30) Business Days after the end of each calendar month, a current rent roll and a detailed operating statement (showing monthly activity and year-to-date) stating operating revenues, operating expenses, operating income and net cash flow for the calendar month just ended.
     (b) Quarterly Reports. Within forty-five (45) days after the end of each calendar quarter, Borrower shall furnish to Lender a current rent roll and a detailed operating statement (showing quarterly activity and year-to-date) stating operating revenues, operating expenses, operating income and net cash flow for the calendar quarter just ended.
     (c) Annual Reports. Within one hundred twenty (120) days after the end of each fiscal year of Borrower’s operation of the Project, Borrower shall furnish to Lender a current (as of the end of such fiscal year) balance sheet, a detailed operating statement stating operating revenues, operating expenses, operating income and net cash flow for each of Borrower and the Project, and, if required by Lender, prepared on a review basis and certified by an independent public accountant reasonably satisfactory to Lender. Lender hereby acknowledges and agrees that for purposes of this Section 7.1, PricewaterhouseCoopers LLP is currently a satisfactory independent public accountant.
     (d) Certification; Supporting Documentation. Each such financial statement shall be in scope and detail reasonably satisfactory to Lender and certified by an officer of Borrower or Borrower’s managing member provided that such officer shall not have any personal liability.
     Section 7.2 Accounting Principles. All financial statements shall be prepared in accordance with sound accounting principles applicable to commercial real estate consistently applied from year to year. If the financial statements are prepared on an accrual basis, such statements shall be accompanied by a reconciliation to cash basis accounting principles.

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     Section 7.3 Other Information; Access. Borrower shall deliver to Lender such additional information regarding Borrower, its subsidiaries, its business, and the Project within 30 days after Lender’s reasonable request therefor but in no event no more than one (1) time in any twelve (12) month period. Borrower shall permit Lender to examine such records, books and papers of Borrower which reflect upon its financial condition and the income and expenses of the Project at Lender’s sole cost and expense. In the event that Borrower fails to forward the financial statements required in this Article 7 within thirty (30) days after written request, Lender shall have the right to audit such records, books and papers at Borrower’s expense.
     Section 7.4 Annual Budget. Prior to the commencement of each fiscal year, Borrower will provide to Lender its annual operating and capital improvements budget for such fiscal year (the “Budget”).
ARTICLE 8
COVENANTS
     Borrower covenants and agrees with Lender as follows:
     Section 8.1 Due On Sale and Encumbrance; Transfers of Interests. Without the prior written consent of Lender, neither Borrower nor any other Person having an ownership or beneficial interest in Borrower shall sell, transfer, convey, mortgage, pledge, or assign any interest in the Project or any part thereof (including any direct ownership interest of Borrower), or further encumber, alienate, grant a Lien or grant any other interest in the Project or any part thereof, whether voluntarily or involuntarily, in violation of the covenants and conditions set forth in the Loan Documents.
     Section 8.2 Taxes; Utility Charges. Subject to Borrower’s right to contest in accordance with Section 11.8 hereof and further subject to the terms of this Agreement, Borrower shall pay before any fine, penalty, interest or cost may be added thereto, and shall not enter into any agreement to defer, any real estate taxes and assessments, franchise taxes and charges, and other governmental charges (the “Taxes”) that may become a Lien upon the Project or become payable during the term of the Loan. Borrower shall not suffer or permit the joint assessment of the Project with any other real property constituting a separate tax lot or with any other real or personal property. Borrower shall promptly pay for all utility services provided to the Project.
Section 8.3 Control; Management. Except as expressly permitted in Section 3.9 of the Mortgage, there shall be no change in the day-to-day control and management of Borrower without the prior written consent of Lender. In addition, Borrower shall not terminate, replace or appoint any manager or terminate or amend the property management agreement for the Project without Lender’s prior written approval, which approval shall not be unreasonably withheld. Any change in the control of the property manager shall be cause for Lender to re-approve such property manager and management agreement. Each property manager shall hold and maintain all necessary licenses, certifications and permits required by law. Borrower shall fully perform all of its covenants, agreements and obligations under the property management agreement. The management fee payable under the management agreement shall not exceed three percent (3%) of rental collections.

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Notwithstanding the foregoing, Borrower shall have the right upon at least thirty (30) days notice to Lender to replace the property manager with a new property manager provided (a) such replacement manager is a reputable and experienced owner, operator, developer, or manager of Class “A” and “B” institutional quality office buildings that, as of the date immediately prior to the date of a transfer, (b) has at least ten (10) years’ experience in the ownership, operation, development, or management of commercial properties with similar uses as the property, (c) is the owner, operator and manager of Class “A” and “B” institutional quality office buildings containing not less than five million (5,000,000) rentable square feet, and (d) is not the subject of a bankruptcy proceeding. Trammell Crow Services, Inc. is approved as a property manager. If, at any time, Lender consents to the appointment of a new property manager or Borrower replaces the property manager in accordance with the preceding sentence, such new property manager and Borrower shall, as a condition of Lender’s consent and as a condition to the replacement of Agent, execute a subordination of management agreement substantially in the form delivered in connection with the closing of the Loan.
     Section 8.4 Operation; Maintenance; Inspection. Borrower shall observe and comply with all legal requirements applicable to the ownership, use and operation of the Project. Borrower shall maintain the Project in good condition and promptly repair any damage or casualty subject to Section 3.1 hereof. Borrower shall permit Lender and its agents, representatives and employees at Lender’s sole cost and expense (except (i) as set forth in the Environmental Indemnity Agreement and (ii) following the occurrence of an Event of Default, in which case such inspection shall be at Borrower’s sole cost and expense), during normal business hours and upon reasonable prior notice to Borrower and subject to the rights of the tenants under the leases, to inspect the Project and conduct such environmental and engineering studies as Lender may reasonably require, provided such inspections and studies do not materially interfere with the use and operation of the Project.
     Section 8.5 Taxes on Security. Borrower shall pay all taxes, charges, filing, registration and recording fees, excises and levies payable with respect to the Note or the Liens created or secured by the Loan Documents, other than income, franchise and doing business taxes imposed on Lender. If there shall be enacted any law (a) deducting the Loan from the value of the Project for the purpose of taxation, (b) affecting any Lien on the Project, or (c) changing existing laws of taxation of mortgages, deeds of trust, security deeds, or debts secured by real property, or changing the manner of collecting any such taxes, Borrower shall promptly pay to Lender, within ten (10) days of written demand therefor, all taxes, costs and charges for which Lender is or may be liable as a result thereof; however, if such payment would be prohibited by law or would render the Loan usurious, then instead of collecting such payment, Lender may declare all amounts owing under the Loan Documents to be due and payable without any prepayment premium or penalty within one hundred twenty (120) days of the enactment of such law.
     Section 8.6 Legal Existence; Name, Etc. Borrower shall preserve and keep in full force and effect its entity status, franchises, rights and privileges under the laws of the state of its formation, and all qualifications, licenses and permits applicable to the ownership, use and operation of the Project.

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Neither Borrower nor any general partner or managing member of Borrower shall wind up, liquidate, dissolve, reorganize, merge, or consolidate with or into, or convey, sell, assign, transfer, lease, or otherwise dispose of all or substantially all of its assets, or acquire all or substantially all of the assets of the business of any Person, or permit any subsidiary of Borrower to do so. Borrower shall not change its name, identity, state of formation, or organizational structure, unless Borrower (a) shall have obtained the prior written consent of Lender to such change, which consent shall not be unreasonably withheld or delayed, and (b) shall have taken all actions necessary or requested by Lender to file or amend any financing statement or continuation statement to assure perfection and continuation of perfection of security interests under the Loan Documents. The name of Borrower, type of entity, organization number, and state of formation set forth in this Agreement accurately reflect such information as shown on the public record of Borrower’s jurisdiction of organization.
     Section 8.7 Further Assurances. Borrower shall promptly (a) cure any defects in the execution and delivery of the Loan Documents (as the same may be amended from time to time) and the Environmental Indemnity Agreement, and (b) execute and deliver, or cause to be executed and delivered, all such other documents, agreements and instruments as Lender may reasonably request to further evidence and more fully describe the collateral for the Loan, to correct any omissions in the Loan Documents (as the same may be amended from time to time), to perfect, protect or preserve any liens created under any of the Loan Documents (as the same may be amended from time to time) and the Environmental Indemnity Agreement, or to make any recordings, file any notices, or obtain any consents, as may be reasonably necessary or appropriate in connection therewith. Borrower grants Lender an irrevocable power of attorney coupled with an interest for the limited purpose of remedying any defects described in this Section 8.7.
     Section 8.8 Estoppel Certificates. Borrower and Lender, within ten (10) days after request, shall furnish to the other a written statement, duly acknowledged, setting forth the amount due on the Loan, the terms of payment of the Loan, the date to which interest has been paid, whether any offsets or defenses exist against the Loan and, if any are alleged to exist, the nature thereof in detail, and such other matters as the requesting party reasonably may request but in no event more than one (1) time in any twenty-four (24) month period.
     Section 8.9 Notice of Certain Events. Borrower shall, upon having actual knowledge including, without limitation, upon having written notice thereof, promptly notify Lender of (a) any Potential Default or Event of Default, together with a detailed statement of the steps being taken to cure such Potential Default or Event of Default; (b) any written notice of default received by Borrower under other obligations relating to the Project or otherwise material to Borrower’s business; and (c) any threatened or pending legal, judicial or regulatory proceedings, including any dispute between Borrower and any governmental authority, affecting Borrower or the Project.

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     Section 8.10 Indemnification. Borrower shall protect, defend, indemnify and save harmless Lender its shareholders, directors, officers, employees and agents from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including without limitation reasonable attorneys’ fees and expenses), imposed upon or incurred by or asserted against Lender by any third party by reason of (a) ownership of the Mortgage, the Project or any interest therein or receipt of any rents; (b) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about the Project or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (c) any use, nonuse or condition in, on or about the Project or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (d) performance of any labor or services or the furnishing of any materials or other property in respect of the Project or any part thereof; and (e) the failure of any Person to file timely with the Internal Revenue Service an accurate Form 1099-B, Statement for Recipients of Proceeds from Real Estate, Broker and Barter Exchange Transactions, which may be required in connection with this Agreement, or to supply a copy thereof in a timely fashion to the recipient of the proceeds of the transaction in connection with which this Agreement is made. Any amounts payable to Lender by reason of the application of this section shall become immediately due and payable and shall bear interest at the Default Rate from the fifteenth (15th) day after written demand for payment until paid.
     Section 8.11 Cooperation. Borrower acknowledges that Lender and its successors and assigns may (a) sell this Agreement, the Mortgage, the Note, the other Loan Documents, and the Environmental Indemnity Agreement, and any and all servicing rights thereto to one or more investors as a whole loan, (b) participate the Loan to one or more investors, (c) deposit this Agreement, the Note, other Loan Documents, and the Environmental Indemnity Agreement with a trust, which trust may sell certificates to investors evidencing an ownership interest in the trust assets, or (d) otherwise sell the Loan or interest therein to investors (the transactions referred to in clauses (a) through (d) are hereinafter each referred to as “Secondary Market Transaction”). Borrower shall reasonably cooperate with Lender in effecting any such Secondary Market Transaction and shall reasonably cooperate to implement all requirements imposed by any Rating Agency involved in any Secondary Market Transaction. Notwithstanding the foregoing, Borrower shall not be required to modify any documents evidencing or securing the Loan which would modify (A) the interest rate payable under the Note, (B) the stated maturity of the Note, (C) the amortization of principal of the Note, (D) the non-recourse provisions or transfer provisions of the Loan, (E) Borrower’s structure, or (F) any other material economic term of the Loan, or would materially increase the other obligations of Borrower or its member under the Note, this Agreement or the Other Security Documents, except to the extent such terms as documented are inconsistent with terms contained in the originally approved loan application dated May 22, 2005. Borrower shall provide such information, legal opinions and documents relating to the Borrower and the Project as Lender may reasonably request in connection with such Secondary Market Transaction provided Borrower is not required to incur any third-party professional cost or expense. Lender shall be permitted to share all such information with the investment banking firms, Rating Agencies, accounting firms, law firms and other third-party advisory firms involved with the Loan and the Loan Documents or the applicable Secondary Market Transaction. It is understood that the information provided by Borrower to Lender may ultimately be incorporated into the offering documents for the Secondary Market Transaction and thus various investors may also see some or all of the information.

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Lender and all of the aforesaid third-party advisors and professional firms shall be entitled to rely on the information supplied by, or on behalf of, Borrower and Borrower indemnifies Lender as to any actual losses, claims, damages or liabilities that arise out of or are based upon any untrue statement of any material fact contained in such information or arise out of or are based upon the omission to state therein a material fact required to be stated in such information or necessary in order to make the statements in such information, or in light of the circumstances under which they were made, not misleading.
     Section 8.12 Payment For Labor and Materials. Subject to Borrower’s right to contest in accordance with Section 11.8 hereof, Borrower will promptly pay when due all bills and costs for labor, materials, and specifically fabricated materials incurred in connection with the Project and never permit to exist beyond the due date thereof in respect of the Project or any part thereof any Lien, even though inferior to the Liens hereof, and in any event never permit to be created or exist in respect of the Project or any part thereof any other or additional Lien other than the Liens hereof, except for the Permitted Encumbrances (defined in the Mortgage).
     Section 8.13 Letter of Credit.
     (a) Any letter of credit (a “Letter of Credit”) permitted in this Agreement shall comply with the terms of this Section 8.13. Borrower shall deliver to Lender the original of each Letter of Credit which shall be irrevocable and unconditional and drawn for the Borrower’s account in such amount, issued by a financial institution, and with expiration date as reasonably approved by Lender.
     Unless the term of the Letter of Credit is automatically extended, no less than thirty (30) days prior to the expiration date of the Letter of Credit and each renewal or extension thereof (until such time as the Letter of Credit has been, or is required to be, released by Lender as provided below), Borrower shall deliver to Lender a renewal or extension of the Letter of Credit for a term of not less than one year, in form, content and issued by a bank acceptable to Lender in its reasonable discretion.
     (b) Lender shall be entitled to draw upon the Letter of Credit upon the occurrence and during the continuance of any Event of Default after the first Loan Year (including, without limitation, Borrower’s failure to deliver a renewal or extension of the Letter of Credit in the time and manner required hereinabove) or, unless Borrower substitutes a Letter of Credit from another financial institution reasonably acceptable to Lender within fifteen (15) Business Days of notice from Lender, if Lender believes, in its reasonable judgment, that its rights to draw on the Letter of Credit could be in jeopardy because the credit rating or financial condition of the issuing bank is no longer acceptable to Lender in its reasonable discretion.
     (c) Prior to the occurrence of an Event of Default, proceeds of any draw upon the Letter of Credit (after reimbursement of any reasonable out-of-pocket costs and expenses, including but not limited to reasonable attorney’s fees and disbursements, incurred by Lender in connection with such draw) shall be disbursed in accordance with Section 2.4(a)(ii) and (iii) or Section 3.4, as applicable, and following the occurrence and during the continuation of an Event of Default, such proceeds may be held in escrow by Lender or applied to the Loan in such order and manner as Lender shall determine in its sole discretion.

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     (d) Lender shall, upon request, release its rights in the Letter of Credit and surrender the Letter of Credit to the issuing bank upon the earlier of (i) payment in full of all sums due under this Agreement, the Note and all other amounts secured by the Loan Documents or (ii) provided no Event of Default exists, the occurrence of a Trigger Event Cure.
     (e) To the extent a Letter of Credit has not been released, Borrower shall obtain the consent of the issuing bank to the transfer of the Letter of Credit to the trustee in a Secondary Market Transaction and shall pay all fees and expenses of the issuing bank and all reasonable out-of-pocket costs and expenses of Lender in connection with such transfer.
     (f) The party providing the Letter of Credit or any collateral or reimbursement agreement to the issuer of the Letter of Credit (the “Letter of Credit Party”) shall be deemed to have irrevocably and unconditionally waived and relinquished, until the Letter of Credit has been released, all statutory, contractual, common law, equitable and other claims against the Borrower and any assets of Borrower for subrogation, reimbursement, exoneration, contribution, indemnification, setoff or other recourse in respect of any sums payable by the Letter of Credit Party with respect to the Letter of Credit, and the Letter of Credit Party shall be deemed to have further irrevocably and unconditionally waived and relinquished any and all other benefits which it might otherwise directly or indirectly receive or be entitled to receive by reason of any amounts paid or payable with respect to the Letter of Credit. In addition, payment of any and all amounts which may now or hereafter be due to the Letter of Credit Party from Borrower or any other obligor with respect to the Letter of Credit is hereby subordinated in right of payment to the indefeasible payment in full to Lender of the Loan. Borrower shall cause the Letter of Credit Party to execute such confirmation of such waiver and relinquishment as Lender may reasonably require.
ARTICLE 9
EVENTS OF DEFAULT
     Each of the following shall constitute an Event of Default under the Loan:
     Section 9.1 Payments. Borrower’s failure to pay any regularly scheduled installment of principal, interest or other amount due under the Loan Documents within five (5) days of (and including) the date when due, or Borrower’s failure to pay the Loan at the Maturity Date, whether by acceleration or otherwise.
     Section 9.2 Insurance. Borrower’s failure to maintain insurance as required under Section 3.1 of this Agreement.
     Section 9.3 Sale, Encumbrance, Etc. The sale, transfer, conveyance, pledge, mortgage or assignment of any part or all of the Project, or any interest therein, or of any interest in Borrower, in violation of the Mortgage.

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     Section 9.4 Covenants. Borrower’s failure to perform or observe any of the agreements and covenants contained in this Agreement or in any of the other Loan Documents (other than payments under Section 9.1, insurance requirements under Section 9.2, transfers and encumbrances under Section 9.3, and the Events of Default described in Sections 9.7 and 9.8 below), and the continuance of such failure for thirty (30) days after written notice by Lender to Borrower; however, subject to any shorter period for curing any failure by Borrower as specified in any of the other Loan Documents, Borrower shall have an additional ninety (90) days to cure such failure if (a) such failure does not involve the failure to make payments on a monetary obligation; (b) such failure cannot reasonably be cured within thirty (30) days; (c) Borrower is diligently undertaking to cure such default; and (d) Borrower has provided Lender with security reasonably satisfactory to Lender against any interruption of payment or impairment of collateral as a result of such continuing failure.
     Section 9.5 Representations and Warranties. Any representation or warranty made in any Loan Document proves to be untrue in any material respect when made.
     Section 9.6 Other Encumbrances. Any default beyond applicable grace, notice and cure periods under any document or instrument, other than the Loan Documents, evidencing or creating a Lien on the Project or any part thereof, not cured within any applicable grace or cure period therein.
     Section 9.7 Involuntary Bankruptcy or Other Proceeding. Commencement of an involuntary case or other proceeding against Borrower or any Borrower Party (each, a “Bankruptcy Party”) which seeks liquidation, reorganization or other relief with respect to it or its debts or other liabilities under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeks the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any of its property, and such involuntary case or other proceeding shall remain undismissed or unstayed for a period of 60 days; or an order for relief against a Bankruptcy Party shall be entered in any such case under the Federal Bankruptcy Code.
     Section 9.8 Voluntary Petitions, etc. Commencement by a Bankruptcy Party of a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its Debts or other liabilities under any bankruptcy, insolvency or other similar law or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official for it or any of its property, or consent by a Bankruptcy Party to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or the making by a Bankruptcy Party of a general assignment for the benefit of creditors, or the failure by a Bankruptcy Party, or the admission by a Bankruptcy Party in writing of its inability, to pay its debts generally as they become due, or any action by a Bankruptcy Party to authorize or effect any of the foregoing.
     Section 9.9 Anti-Terrorism. If Borrower or any Borrower Party is listed on the Lists or is convicted or pleads nolo contendere to charges related to activity prohibited in the Orders, or if Borrower or any Borrower Party is arrested on charges related to activity prohibited in the Orders and such charge is not dismissed within thirty (30) days thereafter.

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ARTICLE 10
REMEDIES
     Section 10.1 Remedies — Insolvency Events. Upon the occurrence of any Event of Default described in Section 9.7 or 9.8, all amounts due under the Loan Documents immediately shall become due and payable, all without written notice and without presentment, demand, protest, notice of protest or dishonor, notice of intent to accelerate the maturity thereof, notice of acceleration of the maturity thereof, or any other notice of default of any kind, all of which are hereby expressly waived by Borrower; however, if the Bankruptcy Party under Section 9.7 or 9.8 is other than Borrower, then all amounts due under the Loan Documents shall become immediately due and payable at Lender’s election, in Lender’s sole discretion.
     Section 10.2 Remedies — Other Events. Except as set forth in Section 10.1 above, while any Event of Default exists, Lender may (a) by written notice to Borrower, declare the entire Loan to be immediately due and payable without presentment, demand, protest, notice of protest or dishonor, notice of intent to accelerate the maturity thereof, notice of acceleration of the maturity thereof, or other notice of default of any kind, all of which are hereby expressly waived by Borrower, and (b) exercise all rights and remedies therefor under the Loan Documents and at law or in equity.
     Section 10.3 Lender’s Right to Perform the Obligations. If Borrower shall fail, refuse or neglect to make any payment or perform any act required by the Loan Documents, then while any Event of Default exists, and without notice to or demand upon Borrower and without waiving or releasing any other right, remedy or recourse Lender may have because of such Event of Default, Lender may (but shall not be obligated to) make such payment or perform such act for the account of and at the expense of Borrower, and shall have the right to enter upon the Project for such purpose and to take all such action thereon and with respect to the Project as it may deem necessary or appropriate. If Lender shall elect to pay any sum due with reference to the Project, Lender may do so in reliance on any bill, statement or assessment procured from the appropriate governmental authority or other issuer thereof without inquiring into the accuracy or validity thereof. Similarly, in making any payments to protect the security intended to be created by the Loan Documents, Lender shall not be bound to inquire into the validity of any apparent or threatened adverse title, lien, encumbrance, claim or charge before making an advance for the purpose of preventing or removing the same. Borrower shall indemnify Lender for all losses, expenses, damages, claims and causes of action, including reasonable attorneys’ fees, incurred or accruing by reason of any acts performed by Lender pursuant to the provisions of this Section 10.3, except as a result of Lender’s gross negligence or willful misconduct. All sums paid by Lender pursuant to this Section 10.3, and all other sums expended by Lender to which it shall be entitled to be indemnified, together with interest thereon at the Default Rate from the date of such payment or expenditure until paid, shall constitute additions to the Loan, shall be secured by the Loan Documents and shall be paid by Borrower to Lender upon demand.

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ARTICLE 11
MISCELLANEOUS
     Section 11.1 Notices. All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document (a “notice”) shall be given in writing and shall be effective for all purposes if hand delivered or sent (a) by certified or registered United States mail, postage prepaid, or (b) by (i) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery and (ii) by telecopier (with answer back acknowledged), in any case addressed as follows (or to such other address or Person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section):

If to Borrower:	Barlow Enterprises LLC
c/o Columbia Equity, L.P.
1750 H Street, NW, Suite 500
Washington, D.C. 20006
Attention: Oliver T. Carr, III
Telecopy: (202) 303-3078

and a copy to:	Barlow Enterprises LLC
c/o J. P. Morgan Investment Management Inc.
522 Fifth Avenue, 9th Floor
New York, New York 10036
Attention: Scott M. MacDonald
Telecopy: (212) 837-1774

with a copy to:	Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Attention: Peter J. Irwin, Esq.
Telecopy: (212) 909-7469

with a copy to:	Hunton & Williams LLP
1900 K Street, NW, Suite 1200
Washington, D.C. 20006
Attention: John Ratino, Esq.
Telecopy: (212) 909-7469

If to Lender:	General Electric Capital Corporation
c/o GEMSA Loan Services, L.P.
1500 City West Blvd., Suite 200
Houston, Texas 77042-2300
Attention: Portfolio Manager/Access Program
Telecopy: (713) 458-7500

with a copy to:	General Electric Capital Corporation
16479 Dallas Parkway, Suite 500
Two Bent Tree Tower
Addison, Texas 75001-2512
Attention: David R. Martindale
Telecopy: (972) 728-7650

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A notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; or in the case of expedited prepaid delivery and telecopy, upon the first attempted delivery on a Business Day.
     Section 11.2 Amendments and Waivers. No amendment or waiver of any provision of the Environmental Indemnity Agreement and the Loan Documents shall be effective unless in writing and signed by the party against whom enforcement is sought.
     Section 11.3 Limitation on Interest. It is the intention of the parties hereto to conform strictly to applicable usury laws. Accordingly, all agreements between Borrower and Lender with respect to the Loan are hereby expressly limited so that in no event, whether by reason of acceleration of maturity or otherwise, shall the amount paid or agreed to be paid to Lender or charged by Lender for the use, forbearance or detention of the money to be lent hereunder or otherwise, exceed the maximum amount allowed by law. If the Loan would be usurious under applicable law (including the laws of the State and the laws of the United States of America), then, notwithstanding anything to the contrary in the Loan Documents: (a) the aggregate of all consideration which constitutes interest under applicable law that is contracted for, taken, reserved, charged or received under the Loan Documents shall under no circumstances exceed the maximum amount of interest allowed by applicable law, and any excess shall be credited on the Note by the holder thereof (or, if the Note has been paid in full, refunded to Borrower); and (b) if maturity is accelerated by reason of an election by Lender, or in the event of any prepayment, then any consideration which constitutes interest may never include more than the maximum amount allowed by applicable law. In such case, excess interest, if any, provided for in the Loan Documents or otherwise, to the extent permitted by applicable law, shall be amortized, prorated, allocated and spread from the date of advance until payment in full so that the actual rate of interest is uniform through the term hereof. If such amortization, proration, allocation and spreading is not permitted under applicable law, then such excess interest shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on the Note (or, if the Note has been paid in full, refunded to Borrower). The terms and provisions of this Section 11.3 shall control and supersede every other provision of the Loan Documents. The Loan Documents are contracts made under and shall be construed in accordance with and governed by the laws of the State, except that if at any time the laws of the United States of America permit Lender to contract for, take, reserve, charge or receive a higher rate of interest than is allowed by the laws of the State (whether such federal laws directly so provide or refer to the law of any state), then such federal laws shall to such extent govern as to the rate of interest which Lender may contract for, take, reserve, charge or receive under the Loan Documents.

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     Section 11.4 Invalid Provisions. If any provision of any Loan Document or the Environmental Indemnity Agreement is held to be illegal, invalid or unenforceable, such provision shall be fully severable; the Environmental Indemnity Agreement and the Loan Documents shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part thereof; the remaining provisions thereof shall remain in full effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance therefrom; and in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as a part of such Environmental Indemnity Agreement and such Loan Document a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible to be legal, valid and enforceable.
     Section 11.5 Reimbursement of Expenses. Borrower shall pay all reasonable out of pocket expenses incurred by Lender to any third party in connection with the Loan other than in connection with a sale of the Loan in a Secondary Market Transaction, including reasonable fees and expenses of Lender’s attorneys, environmental, engineering and other consultants, and fees, charges or taxes for the recording or filing of Loan Documents. Subject to the provisions of this Agreement, Borrower shall pay all reasonable out of pocket third party expenses of Lender in connection with the administration of the Loan, including audit costs, inspection fees, settlement of condemnation and casualty awards, premiums for title insurance and endorsements thereto, and Rating Agency fees and expenses in connection with confirmation letters, if required. Borrower shall, within five (5) Business Days of written request therefore with reasonable supporting documentation, promptly reimburse Lender for all amounts expended, advanced or incurred by Lender to collect the Note, or to enforce the rights of Lender under this Agreement, the Environmental Indemnity Agreement, or any Loan Document, or to defend or assert the rights and claims of Lender under the Environmental Indemnity Agreement or the Loan Documents or with respect to the Project (by litigation or other proceedings), which amounts will include all court costs, reasonable attorneys’ fees and expenses, fees of auditors and accountants, and investigation expenses as may be incurred by Lender in connection with any such matters (whether or not litigation is instituted), together with interest at the Default Rate on each such amount from the date of disbursement until the date of reimbursement to Lender, all of which shall constitute part of the Loan and shall be secured by the Loan Documents.
     Section 11.6 Approvals; Third Parties; Conditions. All approval rights retained or exercised by Lender with respect to leases, contracts, plans, studies and other matters are solely to facilitate Lender’s credit underwriting, and shall not be deemed or construed as a determination that Lender has passed on the adequacy thereof for any other purpose and may not be relied upon by Borrower or any other Person. This Agreement is for the sole and exclusive use of Lender and Borrower and may not be enforced, nor relied upon, by any Person other than Lender and Borrower. All conditions of the obligations of Lender hereunder, including the obligation to make advances, are imposed solely and exclusively for the benefit of Lender, its successors and assigns, and no other Person shall have standing to require satisfaction of such conditions or be entitled to assume that Lender will refuse to make advances in the absence of strict compliance with any or all of such conditions, and no other Person shall, under any circumstances, be deemed to be a beneficiary of such conditions, any and all of which may be freely waived in whole or in part by Lender at any time in Lender’s sole discretion.

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     Section 11.7 Lender Not in Control; No Partnership. None of the covenants or other provisions contained in this Agreement shall, or shall be deemed to, give Lender the right or power to exercise control over the affairs or management of Borrower, the power of Lender being limited to the right to exercise the remedies referred to in the Environmental Indemnity Agreement or the Loan Documents. The relationship between Borrower and Lender is, and at all times shall remain, solely that of debtor and creditor. No covenant or provision of the Environmental Indemnity Agreement or the Loan Documents is intended, nor shall it be deemed or construed, to create a partnership, joint venture, agency or common interest in profits or income between Lender and Borrower or to create an equity in the Project in Lender. Lender neither undertakes nor assumes any responsibility or duty to Borrower or to any other person with respect to the Project or the Loan, except as expressly provided in the Environmental Indemnity Agreement and the Loan Documents; and notwithstanding any other provision of the Environmental Indemnity Agreement or the Loan Documents: (a) Lender is not, and shall not be construed as, a partner, joint venturer, alter ego, manager, controlling person or other business associate or participant of any kind of Borrower or its stockholders, members, or partners and Lender does not intend to ever assume such status; (b) Lender shall in no event be liable for any Debts, expenses or losses incurred or sustained by Borrower; and (c) Lender shall not be deemed responsible for or a participant in any acts, omissions or decisions of Borrower or its stockholders, members, or partners. Lender and Borrower disclaim any intention to create any partnership, joint venture, agency or common interest in profits or income between Lender and Borrower, or to create an equity in the Project in Lender, or any sharing of liabilities, losses, costs or expenses.
     Section 11.8 Contest of Certain Claims. Borrower may contest the validity of Taxes, any mechanic’s or materialman’s lien or legal requirements asserted against the Project, including the rights addressed in Section 6.9 hereof, so long as (a) Borrower notifies Lender that it intends to contest such Taxes, liens, or requirements, as applicable, (b) Borrower provides Lender with an indemnity, bond or other security reasonably satisfactory to Lender (including an endorsement to Lender’s title insurance policy insuring against such claim or demand) assuring the discharge of Borrower’s obligations for such Taxes, liens, or requirements, as applicable, including interest and penalties, (c) Borrower is diligently contesting the same by appropriate legal proceedings in good faith and at its own expense and concludes such contest prior to the tenth (10th) day preceding the earlier to occur of the Maturity Date or the date on which the Project is scheduled to be sold for non-payment, (d) Borrower promptly upon final determination thereof pays the amount of any such Taxes or liens, as applicable, together with all costs, interest and penalties which may be payable in connection therewith, and (e) notwithstanding the foregoing, Borrower shall immediately upon request of Lender pay any such Taxes or liens, as applicable, notwithstanding such contest if, in the reasonable opinion of Lender, the Project or any part thereof or interest therein is in imminent danger of being sold, forfeited, foreclosed, terminated, canceled or lost. Lender may pay over any cash deposit or part thereof to the claimant entitled thereto at any time when, in the reasonable judgment of Lender, the entitlement of such claimant is established. The provisions of this Section are subject to the terms of Section 3.4 of this Agreement.

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     Section 11.9 Time of the Essence. Time is of the essence with respect to this Agreement.
     Section 11.10 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Lender and Borrower and their respective successors and assigns, provided that neither Borrower nor any other Borrower Party shall, without the prior written consent of Lender, assign any rights, duties or obligations hereunder.
     Section 11.11 Renewal, Extension or Rearrangement. All provisions of the Environmental Indemnity Agreement and the Loan Documents shall apply with equal effect to each and all promissory notes and amendments thereof hereinafter executed which in whole or in part represent a renewal, extension, increase or rearrangement of the Loan.
     Section 11.12 Waivers. No course of dealing on the part of Lender, its officers, employees, consultants or agents, nor any failure or delay by Lender with respect to exercising any right, power or privilege of Lender under the Environmental Indemnity Agreement and any of the Loan Documents, shall operate as a waiver thereof.
     Section 11.13 Cumulative Rights. Rights and remedies of Lender under the Environmental Indemnity Agreement and the Loan Documents shall be cumulative, and the exercise or partial exercise of any such right or remedy shall not preclude the exercise of any other right or remedy.
     Section 11.14 Singular and Plural. Words used in this Agreement, the other Loan Documents, and the Environmental Indemnity Agreement in the singular, where the context so permits, shall be deemed to include the plural and vice versa. The definitions of words in the singular in this Agreement, the other Loan Documents, and the Environmental Indemnity Agreement shall apply to such words when used in the plural where the context so permits and vice versa.
     Section 11.15 Phrases. Except as otherwise expressly provided herein, when used in this Agreement, the other Loan Documents, and the Environmental Indemnity Agreement, the phrase “including” shall mean “including, but not limited to,” the phrase “satisfactory to Lender” shall mean “in form and substance satisfactory to Lender in all respects,” the phrase “with Lender’s consent” or “with Lender’s approval” shall mean such consent or approval at Lender’s discretion, and the phrase “acceptable to Lender” shall mean “acceptable to Lender at Lender’s discretion.”
     Section 11.16 Exhibits and Schedules. The exhibits and schedules attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein.

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     Section 11.17 Titles of Articles, Sections and Subsections. All titles or headings to articles, sections, subsections or other divisions of this Agreement, the other Loan Documents, and the Environmental Indemnity Agreement or the exhibits hereto and thereto are only for the convenience of the parties and shall not be construed to have any effect or meaning with respect to the other content of such articles, sections, subsections or other divisions, such other content being controlling as to the agreement between the parties hereto.
     Section 11.18 Promotional Material. Lender may issue press releases, advertisements and other promotional materials in connection with Lender’s own promotional and marketing activities, including in connection with a Secondary Market Transaction, and such materials may describe the Loan in general terms or in detail and Lender’s participation therein in the Loan, provided that any reference to Borrower shall be approved by Borrower in advance, which approval shall not be unreasonably withheld or delayed. All references to Lender contained in any press release, advertisement or promotional material issued by Borrower shall be approved in writing by Lender in advance of issuance, which approval shall not be unreasonably withheld, conditioned or delayed.
     Section 11.19 Survival. Except as otherwise provided for in the Loan Documents, all of the representations, warranties, covenants, and indemnities hereunder (including environmental matters under Article 4), under the indemnification provisions of the other Loan Documents and under the Environmental Indemnity Agreement, shall survive the repayment in full of the Loan and the release of the liens evidencing or securing the Loan, and shall survive the transfer (by sale, foreclosure, conveyance in lieu of foreclosure or otherwise) of any or all right, title and interest in and to the Project to any party, whether or not an Affiliate of Borrower.
     Section 11.20 Waiver of Jury Trial. To the maximum extent permitted by law, Borrower and Lender hereby knowingly, voluntarily and intentionally waive the right to a trial by jury in respect of any litigation based hereon, arising out of, under or in connection with this Agreement, any other Loan Document, or the Environmental Indemnity Agreement, or any course of conduct, course of dealing, statement (whether verbal or written) or action of either party or any exercise by any party of their respective rights under the Loan Documents and the Environmental Indemnity Agreement or in any way relating to the Loan or the Project (including, without limitation, any action to rescind or cancel this Agreement, and any claim or defense asserting that this Agreement was fraudulently induced or is otherwise void or voidable). This waiver is a material inducement for Lender to enter this Agreement.
     Section 11.21 Waiver of Punitive or Consequential Damages. Neither Lender nor Borrower shall be responsible or liable to the other or to any other Person for any punitive, exemplary or consequential damages which may be alleged as a result of the Loan or the transaction contemplated hereby, including any breach or other default by any party hereto.
     Section 11.22 Governing Law. The Loan Documents and the Environmental Indemnity Agreement shall be governed by and construed in accordance with the laws of the State and the applicable laws of the United States of America.

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     Section 11.23 Entire Agreement. This Agreement, the other Loan Documents and the Environmental Indemnity Agreement embody the entire agreement and understanding between Lender and Borrower and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof. Accordingly, the Loan Documents and the Environmental Indemnity Agreement may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties. If any conflict or inconsistency exists between the Commitment and this Agreement, any of the other Loan Documents, or the Environmental Indemnity Agreement, the terms of this Agreement, the other Loan Documents, and the Environmental Indemnity Agreement shall control.
     Section 11.24 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which shall constitute one document.
     Section 11.25 Guarantor’s Representations, Warranties and Covenants. Guarantor hereby agrees that for the purposes of all representations, warranties and covenants contained in this Agreement, the term “Borrower” shall mean and include Guarantor for the purposes of such representations, warranties or covenants.
ARTICLE 12
LIMITATIONS ON LIABILITY
     Section 12.1 Limitation on Liability. Notwithstanding any other provision in this Agreement or the other Loan Documents to the contrary, except as provided below, Borrower shall have no personal liability under the Loan Documents and no judgment in the nature of a deficiency judgment for the repayment of the outstanding principal balance or interest thereon or the collection of any amount due pursuant to the Loan Documents will be sought or enforced against Borrower, any Borrower Party or any Exculpated Person (as hereinafter defined) personally or any property of Borrower or any Borrower Party or any Exculpated Person (as hereinafter defined) other than the Project and other security furnished under the Loan Documents in any action to foreclose the Mortgage or to otherwise realize upon the security furnished under the Loan Documents. Borrower shall be personally liable to Lender for any deficiency, loss or damage suffered by Lender because of:
     (a) Borrower’s commission of a criminal act;
     (b) the failure to comply with provisions of the Loan Documents prohibiting the sale, transfer or encumbrance of the Project, any other collateral, or any direct or indirect ownership interest in Borrower;
     (c) the misappropriation by Borrower or any Borrower Party of any funds derived from the Project, including security deposits, insurance proceeds and condemnation awards in violation of this Agreement or any of the other Loan Documents;

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     (d) the fraud or material misrepresentation by Borrower or any Borrower Party made in or in connection with the Loan Documents or the Loan;
     (e) Borrower’s collection of rents more than one month in advance or entering into or modifying leases, or receipt of monies by Borrower or any Borrower Party in connection with the modification of any leases, in violation of this Agreement or any of the other Loan Documents;
     (f) Borrower’s (i) intentional or grossly negligent failure to apply proceeds of rents or any other payments in respect of the leases and other income of the Project or any other collateral when received to the costs of maintenance and operation of the Project and to the payment of taxes, lien claims, insurance premiums, Debt Service, the Funds, and other amounts due under the Loan Documents to the extent the Loan Documents require such proceeds to be then so applied or (ii) negligent or willful failure to apply such amounts as aforesaid after the occurrence of an Event of Default;
     (g) Borrower’s interference with Lender’s exercise of rights under the Assignment of Leases and Rents;
     (h) Borrower’s failure to maintain insurance as required by this Agreement;
     (i) damage or destruction to the Project caused by the intentional or willful acts or omissions of Borrower, its agents, employees, or contractors;
     (j) Borrower’s obligations with respect to environmental matters under Article 4;
     (k) Borrower’s failure to pay for any loss, liability or expense (including reasonable attorneys’ fees) incurred by Lender arising out of any claim or allegation made by Borrower, its successors or assigns, or any creditor of Borrower, that this Agreement or the transactions contemplated by the Loan Documents and the Environmental Indemnity Agreement establishes a joint venture, partnership or other similar arrangement between Borrower and Lender;
     (l) any brokerage commission or finder’s fees claimed in connection with the transactions contemplated by the Loan Documents; or
     (m) the filing by Borrower or any of its members, partners, or shareholders, or the filing against Borrower, of a petition under the United States Bankruptcy Code or similar state insolvency laws that is not dismissed within thirty (30) days of the date of its filing.
Nothing herein shall be deemed to be a waiver of any right which Lender may have under Sections 506(a), 506(b), 1111(b) or any other provision of the United States Bankruptcy Code, to file a claim for the full amount due to Lender under the Loan Documents or to require that all collateral shall continue to secure the amounts due under the Loan Documents.

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     Notwithstanding the provisions of the preceding paragraph, Lender acknowledges and agrees that no Exculpated Person shall have any personal liability (whether by suit of deficiency judgment or otherwise) under the Loan Documents, all such liability, if any, being expressly waived by Lender (except that the foregoing shall not apply with respect to liabilities under written agreements entered into by such Exculpated Person). For purposes hereof, the term “Exculpated Person” shall mean each and all of the following (whether a natural person or otherwise): each shareholder, beneficiary, trustee, member, officer, director, independent director, agent, manager, independent manager, employee, limited partner, investment advisor (including, but not limited to, J.P. Morgan Investment Management Inc.) and investment manager of (i) Borrower or Guarantor, (ii) The Barlow Corporation or Barlow Holdings LLC (collectively, “Barlow”), (iii) Columbia Equity Trust, Inc. and Columbia Equity, LP, (iv) any Affiliate of Borrower or Barlow, and/or (v) any partner or member of Borrower or any Affiliate of Borrower. This paragraph shall not apply to any person, entity or trust which acquires title to the Project and/or assumes the Loan or any person, entity or trust which executes a written agreement or undertaking, liability, guaranty or indemnity in connection with such transfer and/or assumption or to the personal liability of Borrower as set forth in Article 12 of this Agreement, Section 1.7 of the Guaranty, and the Environmental Indemnity.
     Section 12.2 Limitation on Liability of Lender’s Officers, Employees, etc. Any obligation or liability whatsoever of Lender which may arise at any time under this Agreement, any other Loan Document, or the Environmental Indemnity Agreement shall be satisfied, if at all, out of the Lender’s assets only. No such obligation or liability shall be personally binding upon, nor shall resort for the enforcement thereof be had to, the property of any of Lender’s shareholders, directors, officers, employees or agents, regardless of whether such obligation or liability is in the nature of contract, tort or otherwise.

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     EXECUTED as of the date first written above with the intent that this be deemed an instrument executed under seal.

LENDER:	GENERAL ELECTRIC CAPITAL CORPORATION,
a Delaware corporation

	By:	/s/ David R. Martindale		[SEAL]

David R. Martindale, Managing Director

BORROWER:	BARLOW ENTERPRISES LLC,
a Delaware limited liability company

	By:	5454 WISCONSIN, INC.,
a Maryland corporation, Sole Member

		By:	/s/ Oliver T. Carr, III	[SEAL]

Name: Oliver T. Carr, III
Title: President

GUARANTOR:	5454 WISCONSIN, INC.,
a Maryland corporation

	By:	/s/ Oliver T. Carr, III		[SEAL]

Name: Oliver T. Carr, III
Title: President

LOAN AGREEMENT The Barlow Bldg-MD /160221 Loan No. 76-0039748	Signature Page

EXHIBIT A
Legal Description

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SCHEDULE I
YIELD MAINTENANCE AMOUNT
As used herein, “Yield Maintenance Amount” means the sum of the present value on the date of prepayment of each Monthly Interest Shortfall (as hereinafter defined) through the date of the eight-first (81st) monthly installment of interest (which for purposes of this provision, shall not include the payment of interest on the Closing Date) due under the Loan Agreement discounted at the Discount Rate (as hereinafter defined).
The Monthly Interest Shortfall is calculated for each monthly payment date and is the product of (A) the remaining principal balance of the Loan at each month, had the prepayment not occurred, multiplied by the Prepayment Percentage (as hereinafter defined) and divided by 12, and (B) the positive result, if any, from (1) the yield derived from compounding semi-annually the Loan’s Contract Rate minus (2) the Replacement Treasury Rate (as hereinafter defined).
The Prepayment Percentage is a fraction with the numerator equal to the dollar amount of the prepayment and the denominator equal to the balance of the Loan immediately prior to the prepayment, but subtracting for scheduled amortization.
The Discount Rate is the monthly compounded Replacement Treasury Rate plus fifty (50) basis points.
The Replacement Treasury Rate is the yield calculated by linear interpolation (rounded to one-thousandth of one percent) (i.e., .001%) of the yields, as reported in Federal Reserve Statistical Release H.15-Selected Interest Rates under the heading U.S. Government Securities/Treasury Constant Maturities for the week ending prior to the prepayment date, of U.S. Treasury constant maturities with terms (one longer and one shorter) most nearly approximating the remaining term of the Loan as of the prepayment date. In the event Release H.15 is no longer published, Lender shall select a reasonably comparable publication to determine the Replacement Treasury Rate.

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SCHEDULE II
DEFEASANCE
     1. In accordance with Section 2.3 of the Loan Agreement, Borrower may obtain the release of the Project from the lien of the Mortgage upon the satisfaction of the following conditions precedent:
          (a) not less than thirty (30) days prior written notice to Lender specifying the date (the “Release Date”) on which the Defeasance Deposit (hereinafter defined) is to be made;
          (b) the payment to Lender of interest accrued and unpaid on the principal balance of the Note to and including the Release Date;
          (c) the payment to Lender of all other sums, not including scheduled interest or principal payments, due under the Note, the Mortgage, the Assignment of Leases and Rents, and the other Loan Documents;
          (d) the payment to Lender of the Defeasance Deposit and a $5,000 non-refundable processing fee;
          (e) the delivery by Borrower to Lender of:
i)	a security agreement in form and substance reasonably satisfactory to Lender, creating a first priority lien on the Defeasance Deposit and the U.S. Obligations (hereinafter defined) purchased on behalf of Borrower with the Defeasance Deposit in accordance with this Schedule II (the “Security Agreement”);

ii)	a release of the Project from the lien of the Mortgage (for execution by Lender) in a form appropriate for the jurisdiction in which the Project is located;

iii)	an officer’s certificate of Borrower certifying that the requirements set forth in this paragraph (e) have been satisfied;

iv)	an opinion of counsel in form and substance, and rendered by counsel reasonably satisfactory to Lender at the expense of Borrower, stating, among other things, that Lender has a perfected first priority security interest in the Defeasance Deposit and the U.S. Obligations purchased by or on behalf of Borrower and pledged to Lender and as to enforceability of the Security Agreement and other documents delivered in connection therewith;

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v)	if required by the Rating Agencies and/or pooling and servicing agreement relating to the Secondary Market Transaction, evidence in writing from the applicable Rating Agencies to the effect that such release will not result in a qualification, downgrade or withdrawal of any rating in effect immediately prior to such defeasance for any securities issued in connection with a Secondary Market Transaction; and

vi)	such other certificates, documents or instruments as Lender may reasonably request.
          (f) such opinions or documents required by the pooling and servicing agreement issued in the Secondary Market Transaction, if the Loan has been sold in a Secondary Market Transaction; and
          (g) Lender shall have received a certificate from an independent certified public accountant reasonably acceptable to Lender, in form and substance reasonably satisfactory to Lender, certifying that the U.S. Obligations purchased with the Defeasance Deposit will generate sufficient sums to satisfy the obligations of Borrower under the Note and this Schedule II as and when such obligations become due.
     In connection with the conditions set forth above, Borrower hereby appoints Lender as its agent and attorney-in-fact for the purpose of using the Defeasance Deposit to purchase or cause to be purchased U.S. Obligations which provide payments on or prior to, but as close as possible to, all successive scheduled payment dates after the Release Date upon which interest payments are required under the Note through the date of the eighty-first (81st) monthly installment of interest (which for purposes of this provision, shall not include the payment of interest on the Closing Date) including the amounts due on the Maturity Date and in amounts equal to the scheduled payments due on such dates under the Note plus Lender’s estimate of administrative expenses and applicable federal income taxes associated with or to be incurred by the Successor Borrower during the remaining term of, and applicable to, the Loan (the “Scheduled Defeasance Payments”). Borrower, pursuant to the Security Agreement or other appropriate document, shall authorize and direct that the payments received from the U.S. Obligations may be made directly to Lender and applied to satisfy the obligations of Borrower under the Note and this Schedule II.
     2. Upon compliance with the requirements of this Schedule II, the Project shall be released from the lien of the Mortgage and the pledged U.S. Obligations shall be the sole source of collateral securing the Note. Any portion of the Defeasance Deposit in excess of the amount necessary to purchase the U.S. Obligations required by the preceding paragraph and to otherwise satisfy the Borrower’s obligations under this Schedule II shall be remitted to Borrower with the release of the Project from the lien of the Mortgage. In connection with such release, a successor entity meeting Lender’s Single Purpose Entity criteria, adjusted, as applicable, for the Defeasance contemplated by this Schedule (the “Successor Borrower”), shall be established by Borrower subject to Lender’s approval (or at Lender’s option, by Lender) and Borrower shall transfer and assign all obligations, rights and duties under and to the Note together with the pledged U.S. Obligations to such Successor Borrower pursuant to an assignment and assumption agreement in form and substance satisfactory to Lender (the “Assignment Agreement”).

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Such Successor Borrower shall assume the obligations under the Note and the Security Agreement and Borrower shall be relieved of its obligations (other than customary indemnities under the Loan Documents and in the Environmental Indemnity Agreement which survive any transfer) thereunder, except that Borrower shall be required to perform its obligations pursuant to this Schedule II to pay expenses relating to the maintenance of the Successor Borrower, if applicable. Borrower shall pay $1,000.00 to any such Successor Borrower as consideration for assuming the obligations under the Note and the Security Agreement pursuant to the Assignment Agreement. Notwithstanding anything in the Mortgage to the contrary, no other assumption fee shall be payable upon a transfer of the Note in accordance with this paragraph, but Borrower shall pay all reasonable out-of-pocket costs and expenses incurred by Lender in connection with this Schedule, including Lender’s reasonable attorneys’ fees and expenses, cost and expenses in obtaining review and confirmation by the applicable Rating Agencies as required herein, and any administrative and tax expenses associated with or incurred by the Successor Borrower.
     If a defeasance is to occur hereunder and Borrower intends to effectuate the defeasance in a manner which will permit the assignment of the Note and the Mortgage to a new mortgage lender in order to save mortgage recording tax, Lender shall assign the Note and the Mortgage, each without recourse, covenant or warranty of any nature, express or implied, to such new lender designated by Borrower provided that Borrower (i) has duly executed and caused to be delivered to such new lender a substitute note in the principal amount being defeased that shall be secured by the Defeasance Deposit pursuant to the Security Agreement between Borrower and such new lender (such substitute note to have the lender providing the monies necessary to acquire the Defeasance Deposit and the same term, interest rate, principal balance being defeased and all other material terms and conditions of the Note and to be in form and substance satisfactory to Lender and the Rating Agencies) which substitute note, together with the Security Agreement and the rights of such new lender in and to the Defeasance Deposit, shall be assigned without recourse, covenant or warranty of any nature, express or implied, by such new lender to Lender simultaneously with the assignment of the Note and the Mortgage by Lender and to the new lender and at Lender’s request, shall be expressly assumed by the Successor Borrower and (ii) has complied with all other provisions of this Schedule II. The foregoing procedure is subject to any additional or contrary requirements of the applicable Rating Agencies. In addition, any such assignment shall be conditioned on the following: (A) payment by Borrower of (l) Lender’s then customary reasonable administrative fee for processing assignments of mortgage; and (2) Lender’s reasonable attorney’s fees and expenses for the preparation, delivery and performance of such an assignment; and (B) Borrower shall have caused the delivery of all documents required by the law of the State in connection with such assignment. Borrower shall be responsible for all taxes, recording fees and other charges payable in connection with any such assignment. Borrower agrees that the assignment of the Note and the Mortgage with respect to the Project to a new lender and the assignment of the substitute note, the Defeasance Deposit and the U.S. Obligations and the Security Agreement by the new lender to Lender shall be accomplished by an escrow closing conducted through an escrow agent and pursuant to an escrow agreement reasonably satisfactory to Lender, Borrower and new lender.

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     3. For purposes of this Schedule II, the following terms shall have the following meanings:
               (a) The term “Defeasance Deposit” shall mean an amount equal to the Yield Maintenance Amount, any costs and expenses incurred or to be incurred in the purchase of U.S. Obligations necessary to meet the Scheduled Defeasance Payments (including Lender’s estimate of administrative expenses and applicable federal income taxes associated with or to be incurred by the Successor Borrower during the remaining term of, and applicable to, the Loan) and any revenue, documentary stamp or intangible taxes or any other tax or charge due in connection with the transfer of the Note or otherwise required to accomplish the agreements of this Schedule II.
               (b) The term “Yield Maintenance Amount” shall mean the amount which will be sufficient to purchase U.S. Obligations providing the required Scheduled Defeasance Payments; and
               (c) The term “U.S. Obligations” shall mean “Government Securities” as defined in the REMIC regulations, specifically, Treasury Regulation § 1.860G-2(a)(8)(i).

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SCHEDULE III
REQUIRED REPAIRS
1. Investigate concrete spalling on the P3 level.

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